Exhibit 99.2

CONFIDENTIAL INFORMATION MEMORANDUM

PUBLIC VERSION

$1,650,000,000 SENIOR SECURED CREDIT FACILITIES

June 2013

SPECIAL NOTICE REGARDING PUBLICLY AVAILABLE INFORMATION

THE COMPANY HAS REPRESENTED THAT THE INFORMATION CONTAINED IN THIS CONFIDENTIAL INFORMATION MEMORANDUM IS EITHER: (I) PUBLICLY AVAILABLE OR (II) NOT MATERIAL WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE SECURITIES FOR PURPOSES OF FOREIGN, UNITED STATES FEDERAL AND STATE SECURITIES LAWS. THE RECIPIENT OF THIS CONFIDENTIAL INFORMATION MEMORANDUM HAS STATED THAT IT DOES NOT WISH TO RECEIVE MATERIAL NON-PUBLIC INFORMATION WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE SECURITIES AND ACKNOWLEDGES THAT OTHER LENDERS HAVE RECEIVED A CONFIDENTIAL INFORMATION MEMORANDUM THAT CONTAINS ADDITIONAL INFORMATION WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE SECURITIES THAT MAY BE MATERIAL. NEITHER THE COMPANY, THE ARRANGERS NOR THEIR RESPECTIVE AFFILIATES TAKE ANY RESPONSIBILITY FOR THE RECIPIENT’S DECISION TO LIMIT THE SCOPE OF THE INFORMATION IT HAS OBTAINED IN CONNECTION WITH ITS EVALUATION OF THE COMPANY, ITS SUBSIDIARIES AND THEIR RESPECTIVE SECURITIES, OR THE FACILITIES.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

CERTAIN ITEMS IN THIS PRESENTATION INCLUDING MATTERS RELATING TO REVENUE, NET INCOME AND EARNINGS, AND PERCENTAGES OR CALCULATIONS USING THESE MEASURES, NON-GAAP FINANCIAL MEASURES, CAPITAL STRUCTURE, FUTURE BUSINESS OPPORTUNITIES OR GROWTH RATES AND OTHER FINANCIAL MEASUREMENTS AND NON-FINANCIAL STATEMENTS IN FUTURE PERIODS, CONSTITUTE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “ANTICIPATE”, “BELIEVE”, “COULD”, “ESTIMATE”, “EXPECT”, “INTEND”, “MAY”, “PLAN”, “PREDICT”, “POTENTIAL”, “SHOULD”, “WILL” AND “WOULD” OR SIMILAR WORDS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE RESULTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. TRAVELPORT LIMITED (THE ‘COMPANY’) REFERS YOU TO OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC), INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, FILED ON MARCH 12, 2013, FOR ADDITIONAL DISCUSSION OF THESE RISKS AND UNCERTAINTIES, AS WELL AS A CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS, WHICH FILINGS AND DISCUSSION ARE INCORPORATED BY REFERENCE HEREIN. FORWARD-LOOKING STATEMENTS MADE DURING THIS PRESENTATION SPEAK ONLY AS OF TODAY’S DATE. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. TRAVELPORT EXPRESSLY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Table of Contents

1.	Administrative information	3

2.	Executive summary	8

3.	Key investment highlights	15

4.	Business overview	31

5.	Industry overview	42

6.	Executive officers and directors	47

7.	Historical financial information	51

8.	Incorporation by reference; Where you can find additional information	60

9.	Appendix	62

1.	Administrative information

1.	Administrative information

A.	Notice to and undertaking by recipients

This Confidential Information Memorandum (this “Confidential Information Memorandum”) has been prepared solely for informational purposes from information supplied by or on behalf of Travelport Limited (the “Company”), and is being furnished by Credit Suisse Securities (USA) LLC, Deutsche Bank Securities, Inc., Morgan Stanley Senior Funding, Inc., UBS Securities LLC, (collectively, the “Arrangers”) to you in your capacity as a prospective lender (the “Recipient”) in considering the proposed Credit Facilities described in this Confidential Information Memorandum (the “Facilities”).

ACCEPTANCE OF THIS CONFIDENTIAL INFORMATION MEMORANDUM CONSTITUTES AN AGREEMENT TO BE BOUND BY THE TERMS OF THIS NOTICE TO AND UNDERTAKING BY RECIPIENTS (THIS “NOTICE AND UNDERTAKING”) AND THE SPECIAL NOTICE SET FORTH ON THE COVER PAGE HEREOF (THE “SPECIAL NOTICE”). IF THE RECIPIENT IS NOT WILLING TO ACCEPT THIS CONFIDENTIAL INFORMATION MEMORANDUM AND OTHER EVALUATION MATERIAL (AS DEFINED HEREIN) ON THE TERMS SET FORTH IN THIS NOTICE AND UNDERTAKING AND THE SPECIAL NOTICE, IT MUST RETURN THIS CONFIDENTIAL INFORMATION MEMORANDUM AND ANY OTHER EVALUATION MATERIAL TO THE ARRANGERS IMMEDIATELY WITHOUT MAKING ANY COPIES THEREOF, EXTRACTS THEREFROM OR USE THEREOF.

I. Confidentiality

As used herein: (a) “Evaluation Material” refers to this Confidential Information Memorandum and any other information regarding the Company, its subsidiaries or their respective securities, or the Facilities furnished or communicated to the Recipient by or on behalf of the Company in connection with the Facilities (whether prepared or communicated by the Arrangers or the Company, their respective advisors or otherwise) and (b) “Internal Evaluation Material” refers to all memoranda, notes, and other documents and analyses developed by the Recipient using any of the information specified under the definition of Evaluation Material.

The Recipient acknowledges that the Evaluation Material is confidential, sensitive and proprietary information and agrees that it shall keep the Evaluation Material and Internal Evaluation Material confidential; provided however that (i) it may make any disclosure of such information to which the Company and the Arrangers give their prior written consent, (ii) any of such information may be disclosed to it, its affiliates and their respective partners, directors, officers, employees, agents, advisors and other representatives (collectively, “Representatives”) (it being understood that such Representatives shall be informed by it of the confidential nature of such information and shall be directed by the Recipient to treat such information in accordance with the terms of this Notice and Undertaking and the Special Notice) and (iii) it (and each Representative of the Recipient) may make any disclosure to any and all persons, without limitation of any kind, of the U.S. federal income tax treatment and U.S. federal income tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Recipient (or any Representative of the Recipient) relating to such tax treatment and tax structure. The Recipient agrees to be responsible for any breach of this Notice and Undertaking or the Special Notice that results from the actions or omissions of its Representatives.

The Recipient shall be permitted to disclose the Evaluation Material and Internal Evaluation Material in the event that it is required by law or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization) or in connection with any legal proceedings. The Recipient agrees that it will notify the Arrangers as soon as practical in the event of any such disclosure (other than at the request of a regulatory authority), unless such notification shall be prohibited by applicable law or legal process.

The Recipient shall have no obligation hereunder with respect to any Evaluation Material or Internal Evaluation Material to the extent that such information (i) is or becomes publicly available other than as a result of a disclosure by the Recipient in violation of this agreement, or (ii) was within the Recipient’s possession prior to its being furnished pursuant hereto or becomes available to the Recipient on a non-confidential basis from a source other than the Company, the Arrangers or their respective agents, provided that the source of such information was not known by the Recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, the Arrangers or any other party with respect to such information.

In the event that the Recipient decides not to participate in the transaction described herein, upon request of the Arrangers, the Recipient shall as soon as practicable return all Evaluation Material (other than Internal Evaluation Material) to the Arrangers and represent in writing to the Arrangers that the Recipient has destroyed all copies of the Internal Evaluation Material unless prohibited from doing so by the Recipient’s internal policies and procedures.

II. Information

The Recipient acknowledges and agrees that (i) the Arrangers received the Evaluation Material from third party sources (including the Company, and its subsidiaries) and it is provided to the Recipient for informational purposes, (ii) the Arrangers and their affiliates bear no responsibility (and shall not be liable) for the accuracy or completeness (or lack thereof) of the Evaluation Material or any information contained therein, (iii) no representation regarding the Evaluation Material is made by the Arrangers or any of their affiliates, (iv) neither the Arrangers nor any of their affiliates has made any independent verification as to the accuracy or completeness of the Evaluation Material, and (v) the Arrangers and their affiliates shall have no obligation to update or supplement any Evaluation Material or otherwise provide additional information.

The Evaluation Material has been prepared to assist interested parties in making their own evaluation of the Company, and its subsidiaries, and the Facilities and does not purport to be all-inclusive or to contain all of the information that a prospective participant may consider material or desirable in making its decision to become a lender. The Recipient should take such steps as it deems necessary to assure that it has the information it considers material or desirable in making its decision to become a lender and should perform its own independent investigation and analysis of the Facilities or the transactions contemplated thereby and the creditworthiness of the Company. The Recipient represents that it is sophisticated and experienced in extending credit to entities similar to the Company. The information and data contained herein are not a substitute for the Recipient’s independent evaluation and analysis and should not be considered as a recommendation by the Arrangers or any of its affiliates that the Recipient enter into the Facilities (or any of them).

The Evaluation Material may include certain forward looking statements and projections provided by the Company. Any such statements and projections reflect various estimates and assumptions by the Company concerning anticipated results. No representations or warranties are made by the Company, the Arrangers or any of their respective affiliates as to the accuracy of any such statements or projections. Whether or not any such forward looking statements or projections are in fact achieved will depend upon future events some of which are not within the control of the Company. Accordingly, actual results may vary from the projected results and such variations may be material. Statements contained herein describing documents and agreements are summaries only and such summaries are qualified in their entirety by reference to such documents and agreements.

III. General

It is understood that unless and until a definitive agreement regarding the Facilities between the parties thereto has been executed, the Recipient will be under no legal obligation of any kind whatsoever with respect to the Facilities by virtue of this Notice and Undertaking except for the matters specifically agreed to herein and in the Special Notice.

The Recipient agrees that money damages would not be a sufficient remedy for breach of this Notice and Undertaking or of the Special Notice, and that in addition to all other remedies available at law or in equity, the Company and the Arrangers shall be entitled to equitable relief, including injunction and specific performance, without proof of actual damages.

This Notice and Undertaking and the Special Notice together embody the entire understanding and agreement between the Recipient and the Arrangers with respect to the Evaluation Material and the Internal Evaluation Material and supersede all prior understandings and agreements relating thereto. The terms and conditions of this Notice and Undertaking and the Special Notice shall apply until such time, if any, that the Recipient becomes a party to the definitive agreements regarding the Facilities, and thereafter the provisions of such definitive agreements relating to confidentiality shall govern. If you do not enter into the Facilities, the application of this Notice and Undertaking and the Special Notice shall terminate with respect to all Evaluation Material and Internal Evaluation Material on the date falling two years after the date of this Confidential Information Memorandum.

This Notice and Undertaking and the Special Notice shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligation Law to the extent that it mandates that the law of the State of New York govern).

B.	Letter of authorization – Travelport Limited

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

June 5, 2013

Ladies and Gentlemen:

We refer to the proposed $100 million Superpriority First Lien Revolving Credit Facility and $1,550 million First Lien Term Loan facility (the “Facilities”) for Travelport Limited (the “Company”) that you are arranging at our request, and the Confidential Information Memorandum forwarded herewith (the “Confidential Information Memorandum”). We have reviewed and participated in preparing the Confidential Information Memorandum and the information contained therein.

The Company represents and warrants that the information contained in the Confidential Information Memorandum (other than general economic, industry or regulatory information not specific to the Company) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading. Any management projections or forward-looking statements included in the Confidential Information Memorandum are based on assumptions and estimates developed by management of the Company in good faith and management believes such assumptions and estimates to be reasonable as of the date of the Confidential Information Memorandum. Whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are not within the control of the Company. Accordingly, actual results may vary from the projections and such variations may be material. The projections included in the Confidential Information Memorandum should not be regarded as a representation by the Company or its management that the projected results will be achieved.

The Company represents and warrants that the information contained in the Confidential Information Memorandum is either (i) publicly available or (ii) not material with respect to the Company or its subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

We request that you distribute the Confidential Information Memorandum to such financial institutions as you may deem appropriate to include in the Facilities. We agree that we will rely on, and that you are authorized to rely on, the undertakings, acknowledgments and agreements contained in the Notice to and Undertaking by Recipients accompanying the Confidential Information Memorandum or otherwise acknowledged by recipients of the Confidential Information Memorandum.

Yours sincerely,

Philip Emery

Executive Vice President and Chief Financial Officer

Travelport Limited

2.	Executive summary

2.	Executive summary

Unless otherwise indicated, or the context requires, in this Confidential Information Memorandum, the terms “Company” and “Travelport” refer to Travelport Limited and in each case its consolidated subsidiaries. The Company’s fiscal year ends on December 31st of each year. References to “LTM” means last twelve months. Throughout this Memorandum some tables or charts might not add up due to rounding.

A.	Transaction overview

Travelport Limited (“Travelport” or the “Company”) is a leading distribution services and e-commerce provider for the global travel industry. Travelport believes that it is one of the most geographically diversified of such companies in the world. For LTM 3/31/2013, the Company generated net revenue and Adjusted EBITDA of $2 billion and $442 million (22% margin), respectively.

Travelport provides a highly effective worldwide system for the distribution of travel and travel-related products and services. Travelport’s comprehensive product portfolio spans the spectrum of travel distribution channels, allowing the Company to achieve significant geographic breadth and business diversity. Travelport distributes travel content across over 170 countries aggregated from approximately 400 airlines, 330 hotels chains, 25 car rental companies, 10 major rail networks and 50 cruise and other operators through approximately 67,000 online and offline travel agency locations worldwide. Travelport is an important component of the worldwide travel industry as the Company provides travel providers with access to an extensive customer base of travelers, and provides travel agencies with robust booking technology and access to considerable e-commerce and travel content inventory.

Travelport is also a leading provider of IT services for the airline industry. These services provide comprehensive solutions designed to enhance providers’ critical business processes. Outsourcing these services enable airlines and other travel content providers, such as hotel chains, to limit their investment in direct cost structures.

The Company is seeking to raise a new $100 million Revolving Credit Facility and a new $1,550 million First Lien Term Loan Facility, with proceeds used to refinance existing first lien indebtedness, fund cash to the balance sheet for general corporate purposes and pay related transaction fees and expenses.

B.	Sources and uses

($ in millions)

Sources
New Revolver(1)	—
New USD Term Loan	$1,550
Release of Restricted Cash	40

Total Sources	$1,590

Uses
Refinance existing Revolver	$52
Refinance existing Extended USD Term Loan	1,064
Refinance existing Extended EUR Term Loan	276
Refinance existing Tranche S Term Loan	137
OID	16
Estimated Transaction Fees & Expenses	15
Cash to Balance Sheet for General Corporate Purposes	31

Total Uses	$1,590

(1)	$100 million facility size with ability to increase up to approximately $124 million. $100 million currently committed.

C.	Pro forma capitalization

($ in millions)

	Pro Forma Restructuring		Pro Forma Refinancing
	Amount	Transaction Adjustments	Amount	Net Leverage	Maturity
Revolving Credit Facilities	$52	($52)	—		13 - ‘15
New Revolving Credit Facilities(1)(2)	—		—		5 years

Extended USD Term Loans	1,064	(1,064)	—		8/23/15
Extended EUR Term Loans	276	(276)	—		8/23/15
Tranche S Term Loans	137	(137)	—		8/23/15
New USD Term Loans(2)	—	1,550	1,550		6 years

Total First Lien Term Loans	$1,529		$1,550	3.0x

Second Priority Loan (Tranche 1)(3)	645		645		1/31/16
Second Priority Loan (Tranche 2)	229		229		12/1/16

Total Senior Secured Debt	$2,403		$2,424	5.0x

Fixed Rate Exchange Notes	405		405		3/1/16
Floating Rate Exchange Notes	187		187		3/1/16

Total Senior Debt	$2,995		$3,016	6.3x

Subordinated USD Notes	272		272		9/1/16
Subordinated EUR Notes	179		179		9/1/16
Capital Leases	92		92

Travelport Limited Debt	$3,538		$3,559	7.5x
Less: Travelport Limited Cash(3)	(99)	(31)	(130)
Less: Restricted Cash	(137)	40	(97)

Travelport Limited Net Debt	$3,302		$3,333	7.5x

LTM 3/ 31/ 13 Adjusted EBITDA			$442

(1)	$100 million facility size with ability to increase up to approximately $124 million. $100 million currently committed.
(2)	Maturities will spring to 91 days inside maturities for Second Lien Term Loans, Senior Notes and Senior Subordinated Notes to the extent more than an agreed upon percentage of such tranches remains outstanding on such date, such percentage to be determined based on the Total Leverage Ratio and credit rating.
(3)	Pro forma for repayment of $19 million of 2014 senior notes.

D.	Company overview

Travelport is a leading distribution services and e-commerce provider for the global travel industry. Travelport believes that it is one of the most geographically diversified of such companies in the world.

Travelport’s global distribution systems (“GDS”) business provides aggregation, search and transaction processing services to travel providers and travel agencies, allowing travel agencies to search, compare, process and book tens of thousands of itinerary and pricing options across multiple travel providers within seconds. Travelport’s GDS business operates three systems, Galileo, Apollo and Worldspan, across over 170 countries to provide travel agencies with booking technology and access to considerable travel provider inventory that the Company aggregates from airlines, hotels, car rental companies, rail networks, cruise and tour operators, and destination service providers. Travelport’s GDS business provides travel distribution services to approximately 810 active travel providers and approximately 67,000 online and offline travel agency locations, which in turn serve millions of end consumers globally. In 2012, approximately 162 million tickets were issued through Travelport’s GDS business. Travelport’s GDS business processed up to 2.7 billion travel-related messages per day in 2012.

Within Travelport’s GDS business, Travelport’s Airline IT Solutions business provides hosting solutions and IT subscription services to airlines to enable them to focus on their core business competencies and reduce costs, as well as business intelligence services. Travelport’s Airline IT Solutions business manages the mission-critical reservations and related systems for Delta Air Lines, as well as five other airlines. Travelport’s Airline IT Solutions business also provides an array of leading-edge IT software subscription services and data business intelligence services, directly and indirectly, to over 400 airlines, airports and airline ground handlers globally.

The Company’s payment services joint venture in eNett provides secure and cost effective automated payment solutions between travel providers and travel agencies, tailored to meet the needs of the travel industry, currently focusing on Asia, Europe and the United States.

Headquartered in Atlanta, Georgia, Travelport is a privately owned company. Travelport’s transaction processing business and operational global headquarters are located in the United Kingdom.

E.	Historical financial summary

As part of the refinancing, the definition of the Adjusted EBITDA (a key loan covenant ratio measure) in Travelport’s credit agreements will be amended to allow an add-back for the amortization of Customer Loyalty Payments. Customer Loyalty Payments are development advance payments that were made with the objective of increasing the number of clients or improving customer loyalty.

Travelport has presented Adjusted EBITDA, as well as the New Adjusted EBITDA to reflect the impact of amortization of Customer Loyalty Payments, in the Historical Financial Data table below.

In addition, due to the impact of the loss of the United Master Services Agreement (the “MSA”), Travelport has presented Travelport Adjusted EBITDA and the New Adjusted EBITDA to reflect the impact of the loss of the MSA as “Pro-forma Adjusted EBITDA” and “Pro-forma New Adjusted EBITDA”, respectively.

Annual

($ in millions)

				LTM
	2010	2011	2012	3/ 31/ 13
Transaction processing	$1,797	$1,823	$1,834	$1,847
Airline IT solutions	199	212	168	153

Net revenue	$1,996	$2,035	$2,002	$2,000
Costs and expenses:
Cost of revenue	1,119	1,211	1,191	1,197
Selling, general and administrative	393	397	446	440
Depreciation and amortization	210	227	227	222

Operating income	$274	$200	$138	$141
Interest expense, net	(272)	(287)	(290)	(293)
Gain on early extinguishment of debt	2	—	6	6

Income (loss) from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	$4	($87)	($146)	($146)
Provision for income taxes	(47)	(29)	(23)	(26)
Equity in losses of investment in Orbitz Worldwide	(28)	(18)	(74)	(69)

Net loss from continuing operations	($71)	($134)	($243)	($241)

Adjusted EBITDA	$545	$507	$455	$442

Reconciliation to New Adjusted EBITDA(1)
Adjusted EBITDA	$545	$507	$455	$442
Amortization of customer loyalty payments	63	64	58	56

New Adjusted EBITDA	$608	$571	$513	$498
% margin	30%	28%	26%	25%

Reconciliation to Pro Forma New Adjusted EBITDA(2)
Adjusted EBITDA	$545	$507	$455	$442
United MSA	(56)	(71)	(21)	(2)

Pro Forma Adjusted EBITDA	$489	$436	$434	$440
Amortization of customer loyalty payments	63	64	58	56

Pro Forma New Adjusted EBITDA	$552	$500	$492	$496

Note:	2010 and 2011 exclude the results of the GTA business, which was sold in May 2011.
(1)	New Adjusted EBITDA includes the add-back of amortization of customer loyalty payments.
(2)	Adjusted to exclude the impact of the United MSA.

Quarterly

($ in millions)

	2011					2012					2013
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1
Transaction processing	$479	$476	$456	$412	$1,823	$497	$466	$451	$420	$1,834	$510
Airline IT solutions	52	54	53	53	212	53	40	38	37	168	38

Net revenue	$531	$530	$509	$465	$2,035	$550	$506	$489	$457	$2,002	$548
Costs and expenses:
Cost of revenue	317	310	313	271	1,211	322	301	296	272	1,191	333
Selling, general and administrative	79	97	89	132	397	105	87	110	144	446	94
Depreciation and amortization	56	57	56	58	227	57	56	56	58	227	52

Operating income (loss)	$79	$66	$51	$4	$200	$66	$62	$27	($17)	$138	$69
Interest expense, net	(77)	(72)	(74)	(64)	(287)	(67)	(77)	(71)	(75)	(290)	(70)
Gain on early extinguishment of debt	—	—	—	—	—	—	1	5	—	6	—

Income (loss) from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	$2	($6)	($23)	($60)	($87)	($1)	($14)	($39)	($92)	($146)	($1)
Provision for income taxes	(11)	(8)	(8)	(2)	(29)	(8)	(8)	(8)	—	(23)	(11)
Equity in earnings (losses) of investment in Orbitz	(5)	4	5	(22)	(18)	(3)	2	7	(80)	(74)	2

Net loss from continuing operations	($14)	($10)	($26)	($84)	($134)	($12)	($20)	($40)	($172)	($243)	($10)

Adjusted EBITDA	$147	$136	$118	$106	$507	$140	$120	$106	$89	$455	$127

Reconciliation to New Adjusted EBITDA(1)
Adjusted EBITDA	$147	$136	$118	$106	$507	$140	$120	$106	$89	$455	$127
Amortization of customer loyalty payments	19	18	10	17	64	15	13	16	14	58	13

New Adjusted EBITDA	$166	$154	$128	$123	$571	$155	$133	$122	$103	$513	$140
% margin	31%	29%	25%	26%	28%	28%	26%	25%	23%	26%	26%

Reconciliation to Pro Forma New Adjusted EBITDA(2)
Adjusted EBITDA	$147	$136	$118	$106	$507	$140	$120	$106	$89	$455	$127
United MSA	(17)	(18)	(17)	(19)	(71)	(19)	(2)	—	—	(21)	—

Pro Forma Adjusted EBITDA	$130	$118	$101	$87	$436	$121	$118	$106	$89	$434	$127
Amortization of customer loyalty payments	19	18	10	17	64	15	13	16	14	58	13

Pro Forma New Adjusted EBITDA	$149	$136	$111	$104	$500	$136	$131	$122	$103	$492	$140

Note:	2010 and 2011 exclude the results of the GTA business, which was sold in May 2011.
(1)	New Adjusted EBITDA includes the add-back of amortization of customer loyalty payments.
(2)	Adjusted to exclude the impact of the United MSA.

3.	Key investment highlights

3.	Key investment highlights

1.	Attractive growth industry

Travelport operates in the large and growing travel and tourism industry. In 2012, Euromonitor estimated the industry accounted for $1.8 trillion of spending and the World Travel and Tourism Council estimated the industry contributed $2.1 trillion to world GDP, making it one of the largest industries in the world. The two largest categories, Air and Travel Accommodations, account for ~75% of total spending with the remaining 25% derived from a variety of other spend categories including Rail, Car Rental, and Cruise.

The travel and tourism industry continues to be a key beneficiary of globalization, a rising middle class and an increased demand for travel related products/services by consumers. Euromonitor forecasts the industry to grow at over $100b per year through 2017, representing a 7% CAGR. The emerging markets, including APAC, Eastern Europe, the Middle East, Africa and Latin America, are expected to experience the most significant growth.

Air Category

In 2012, the Air category represented ~38% of the total spending in the travel & tourism industry. Air passenger volumes are driven primarily by economic growth and are correlated to the economic cycle. Air passenger volumes typically outperform GDP growth, except in periods of economic shock. According to IATA, between 2004 and 2007 air passenger volumes grew at approximately twice the rate of global GDP. During the global economic recession in 2008 and 2009, air travel volumes declined, with air passenger volumes down 0.2% in 2008 and 0.3% in 2009. But since 2010, the global travel industry and air passenger volume have recovered and returned to their historical growth trends.

Travel expenditure on selected categories

($ in billions)

Source:	Euromonitor International.
Note:	Figures based on current prices and 2012 fixed change rates in US $bn.
(1)	Car Rental values exclude insurance replacement costs.
(2)	Other category includes Cruise, Ferry and Bus / Coach.

2.	Positioned in high value segment of travel distribution

Travelport is well positioned in the high value, more complex segment of travel distribution characterized by travelers seeking more informed travel choices and the travel agencies and other intermediaries that service them.

Air distribution

Travel providers (e.g., Airlines) distribute their products through two channels – direct and indirect. The direct channel consists of travel providers distributing their products to end consumers via their own websites, call centers or ticket offices. The Indirect channel consists of distributing their products to end consumers via travel agencies or other intermediary (i.e., online travel agents, offline travel agents, corporate booking tools, etc.). Travelport, and other GDSs, provide solutions to enable the distribution through the indirect channel.

In air distribution, Travelport is positioned in the high value, more complex, and stable segment serviced by global GDSs. The GDS focused segment is characterized by end travelers seeking informed choice, and include corporate travelers serviced through corporate booking tools (CBTs) and corporate and leisure travelers seeking complex travel itineraries, including long haul travel, high end travel, complicated multi-segment / multi-content itineraries, and specialized travel (e.g. student and adventure travel) that are serviced by online travel agencies (OTA’s) and full service offline travel agencies.

Travelport estimates that the GDS focused air segment contributes a greater portion of value (as measured by ticket revenues) than volume (as measured by segments) to its airline travel providers, and is well positioned to support airlines in delivering their key revenue growth initiatives, including the distribution of ancillaries (e.g., seat assignments and baggage fees), greater and more efficient access to corporate travelers and greater and more efficient access to travelers outside their home markets, including emerging markets. Travelport estimates that the GDS focused segment will continue to grow at approximately 3% per annum through 2018.

Travelport believes that direct distribution has plateaued in mature markets and the indirect channel will be a key contributor of growth for both traditional and low cost/hybrids carriers. Traditional carriers are seeking growth through greater access to passengers/volumes from away regions (i.e., beyond their home markets) including many emerging regions experiencing higher growth, corporate travelers and the sale of ancillary products such as seat assignments, Wi-Fi and baggage fees. Low cost and hybrid carriers who experienced significant growth in the last 10 years mostly through direct distribution are also increasingly targeting the indirect channel to support their future growth aspirations. In particular, LCC/Hybrid’s desire to grow in away regions, increase access to the corporate travel segment, and access leisure travelers seeking complex itinerary typically booked through travel agencies. Additionally, through participating in the GDS channel, carriers can extend their reach beyond their traditional home markets and compete efficiently with established brands in new countries and regions.

According to third-party industry estimates, ancillary travel revenue grew from $9.4 billion in 2008 to $22.6 billion in 2010 despite a challenging macroeconomic environment. Ancillaries are projected to continue to grow at a CAGR of 15% from 2012 to 2015 to $46 billion. In a recent industry survey of airlines, 78% recognized the GDS or the “intermediate channel” as the key distribution source for driving higher margin ancillaries (e.g. seat assignment, Wi-Fi access, meal vouchers, priority boarding and baggage fees).

Travelport’s balanced global footprint is aligned to the current distribution of demand for air volumes and is well positioned to capitalize on forecasted growth in emerging regions such as the Middle East and Asia Pacific. Travelport’s balanced, global footprint provides travel providers (e.g., Airlines) an attractive distribution proposition to access demand for their products in regions currently providing high volumes (e.g., North America) and those regions forecasted to deliver high rates of growth (e.g., APAC and Middle East).

As presented in the chart below, the US represents approximately 32% of GDS volume globally and grew steadily from 2009 to 2012 by a CAGR of approximately 1%. GDS volume outside of the US represented approximately 68% of global GDS volume and grew at a CAGR of approximately 5% during the same period.

Growth in Air Distribution via Global GDSs Stemming from Non-US Regions

Source:	OAG, Boeing.

Hotel distribution

Hotel distribution represents a significant growth opportunity for Travelport due to several attractive industry characteristics, which include (i) size and growth rate (ii) low existing penetration rates for GDSs (iii) a highly fragmented supply base and (iv) increasing importance of hotel content to travel agencies.

Global hotel bookings are projected to grow from $466 billion in 2012 to approximately $524 billion in 2014, representing a 6% CAGR. The hotel industry remains highly fragmented with a majority of properties worldwide remaining as independents, rather than part of a chain and have historically limited use of GDSs as a distribution medium.

Most travel agents use multiple resources to fulfill hotel bookings for customers. Whether it’s due to explicit customer requests or an agent’s desire to explore all that’s out there, efficiency and sales can suffer during the time it takes to complete bookings. Multiple resources mean different passwords and systems, zero ability to compare offerings and commissions in a single display, and a tangled mess of back-office processing and commission tracking.

For air bookings, most of a travel agency’s business is conducted through the global distribution system (GDS), using simple, standard payment methods and BSP settlement. With the introduction of Travelport Rooms & More, travel agencies can now do all of their hotel business in one place, and realize the benefits of increased operating efficiency through integration with the GDS.

Travelport Rooms and More is an innovative solution using metasearch technology to offer travel agencies powerful access to the world’s accommodations. Travel agencies have full freedom to shop and book bed and breakfasts, boutiques, five-star deluxe hotels, budget accommodations and everything in between. Travelport Rooms and More also features a streamlined commission payment process that delivers monthly payments – and so much more.

Global hotel gross bookings and growth

Source:	Euromonitor.
Hotel retail sales based on 2012 fixed exchanges rates.

Travelport’s metasearch B2B offering “Travelport Rooms and More” combines consumer insights with meta search functionality and user interface to deliver a completely integrated hotel booking platform, allowing travel agents across the globe to take better advantage of the rapidly growing hotel sector. Travelport Rooms and More captures highly fragmented content supply base in one location (450,000 properties and more than one million offers available to date) and includes content from Priceline (Bookings.com) and Expedia as well as aggregators specializing in a particular geography for hotel content in order to allow full comparison of price, availability and room type. Travelport’s global reach and great partnerships with hoteliers, lodging providers and hotel aggregators worldwide delivers competitively priced, up-to-the-minute availability for accommodations on nearly every continent.

B2B travel payments

Every year, billions of dollars, through millions of payment transactions, are transferred between travel agencies and travel providers. As a result, travel providers and travel agencies alike are forced to divert valuable resources and dollars away from their core operations to manage the associated invoicing, payment, risk management, and reconciliation processes. Travelport firmly believes that travel providers and travel agencies alike will increasingly seek new B2B payments solutions that enable them to focus their resources and dollars on their core operations and reduce operating costs. Through eNett, a Travelport majority-owned joint venture, Travelport developed an innovative payment solution, tailored to address these issues and the specific needs of the travel industry utilizing single use credit cards through its partnership with Mastercard Worldwide. Travelport expects significant growth opportunities in the B2B payment solutions business.

3.	Sound & proven value proposition to customers

The travel industry is highly fragmented, with thousands of travel providers competing to reach millions of travelers and hundreds of thousands of travel agencies. GDSs are a critical link between travel providers and travel agencies. GDSs provide travel providers with efficient real-time distribution of travel content, reservations and bookings, and GDSs provide travel agencies with access to a wide range of travel content, in which they are able to search, compare and book on behalf of travelers. GDSs serve the majority of airlines, hotel groups and car rental companies, rail networks, cruise and tour operators and destination service providers, and approximately 67,000 online and offline travel agencies globally.

Value proposition to travel agencies

Value Proposition to Travel Providers

In today’s world, travel providers need the most innovative products and services to distribute, display and sell every type of product and optional service in any channel. Travelport as a technology partner provides them a portfolio of industry-leading value-added tools to increase revenues, lower costs and efficiently reach travel buyers in every channel on nearly every continent. Travelport’s global reach allows travel providers to rack, display and sell products in more than 170 countries and to approximately 67,000 travel agencies.

Travelport offers travel providers a highly valuable suite of offerings which enable them to (i) extend their distribution reach beyond the home markets (ii) access higher yielding bookings (iii) and improve operational efficiency. Travelport GDS enables travel providers to extend their reach beyond their home market, in which their brand is not as prevalent and allow the travel providers to efficiently compete against incumbent brands. Travel providers are also able to sell higher yielding inventory such as longer haul flights to away markets, to corporate customers who are more likely to book premium inventory (i.e. business class airline seats or hotel suites) and complex itineraries that requires a combination of travel methods across multiple travel providers. Travelport GDS also improves the operational efficiency of travel providers by offloading the management of more than 1.4 billion bookings/cancellation transactions annually and managing more than 6 billion fares, including 3.6 billion private fares, on behalf of the travel providers.

Furthermore, through its Merchandising Platform, Travelport offers a range of sophisticated travel sales and marketing retailing capabilities being introduced across our GDS platforms that allows airlines to promote products and/or services to the right buyers, at the right time, in the right place. The platform encompasses airline industry standard merchandising, (ATPCO optional / ancillary services data filing), support for ASVC sell messaging and EMD fulfillment. Travelport’s merchandising platform is designed to enable airlines and other travel content providers to realize their ambition to leverage more sophisticated retailing techniques in order to drive sales of core products as well as higher value ancillaries across all available channels.

Value proposition to travel agencies

Value Proposition to Travel Agencies

Travelport offers travel agencies proven technologies and solutions to transform business processes, improve profitability and enhance their customers’ experience. Key value propositions Travelport offers to travel agencies include (i) expanding their addressable customer base and the products / services offered (ii) improved sales productivity (iii) reduced operating costs and (iv) simplification of highly complex and high transaction operations. Travel agencies are given the ability to shop and book across hundreds of travel providers in real time, handle payment processing and other fulfillment services on behalf of clients and travel providers, perform customer service functions, such as changes, cancellations and re-issues, and efficiently manage activity through direct data feeds from the transaction processing business to the agency mid- and back-office systems.

4.	Diverse network of solid relationships

Travelport’s relationships with travel providers extend to airlines, hotels, car rental companies, rail networks, cruise and tour operators and destination service providers. Travel providers process, store, display, manage and distribute their products and services to travel agencies through GDSs and other distribution channels. Through participating carrier agreements (for airlines) and various agreements for other travel providers, airlines and other travel providers are offered varying levels of services and functionality at which they can participate in Travelport’s GDS. These levels of functionality generally depend upon the travel provider’s preference as well as the type of communications and real-time access allowed with respect to the particular travel providers host reservations systems.

Travelport connects travel providers with travel agencies across over 170 countries to distribute provider inventory that is aggregated from approximately 400 airlines, approximately 330 hotel chains covering more than 450,000 hotel properties, approximately 25 car rental companies covering more than 35,000 car rental locations and 10 major rail networks worldwide, as well as approximately 50 cruise and tour operators.

The table below lists alphabetically Travelport’s largest airline providers in the Americas, Europe, MEA and APAC for the year ended December 31, 2012, based on revenue:

Travelport’s standard transaction processing distribution agreements with air, hotel and car rental providers are open ended or roll over unless specifically terminated. The majority of Travelport’s agreements remain in effect each year, with exceptions usually linked to airline mergers or insolvencies. Travelport’s contracts with a majority of its top fifteen airline customers, as measured by revenue for the year ended December 31, 2012, are in place until 2013 and beyond, unless earlier terminated pursuant to the specific terms of each contract. Travelport’s top 15 travel providers (by revenue), all of which are airlines, have been customers on average for more than ten years and, for the year ended December 31, 2012, represented approximately 40% of transaction processing revenue. Travelport has a high renewal rate with its travel providers.

Travelport has entered into a number of specific-term agreements with airlines in the larger and more mature geographic areas, including North America and Western Europe, as well as APAC, to secure full-content. Full content agreements allow Travelport’s travel agency customers to have access to the full range of airline public content, including the ability to book the last available seat, as well as other functionality such as web fares. The typical duration of these agreements ranges from two to five years. Travelport has secured full-content agreements with approximately 80 airlines (including low cost carriers) worldwide, including all the major airlines in North America, as well as European and Asian airlines such as British Airways, Air France, KLM, Lufthansa, Swiss, Alitalia, Qantas and Singapore Airlines. Bookings attributable to such full content agreements comprised 67% of our air segments in the year ended December 31, 2012. Certain full content agreements expire, or may be terminated, during 2013. For example, though Travelport has participation agreements with these airlines in which they participate in Travelport’s GDSs, full-content agreements with airlines representing approximately 18% of Travelport’s transaction processing revenue for the year ended December 31, 2012 are up for renewal or are potentially terminable by such carriers in 2013.

Travelport has over 55 low cost carriers (“LCCs”) participating in its GDS, with Travelport’s top 10 LCCs by revenue, accounting for approximately 5% of its air segments in the year ended December 31, 2012. Frontier Airlines, AirTran Airways and Air Berlin represented the largest number of segments attributable to LCCs during the period. Travelport’s segment volume from LCCs increased by 9% for the year ended December 31, 2012, in contrast to a 3% decline in segments attributable to traditional carriers compared to the prior year. Travelport believes that its geographic breadth makes Travelport a compelling source of value for most major LCCs, although LCC activity on the GDS relative to legacy airlines remains at an early stage of development in terms of the level of booking activity. In addition, the choice and level of participation is driven by the relevance of the GDS in the countries and regions in which the LCCs choose to distribute and sell. For example, Travelport’s leading position with LCCs, including participation of both Jet Blue and Southwest Airlines in the United States, JetStar in APAC and easyJet and Jet2 in Europe, is indicative of the value that travel providers place on the scale and breadth of a GDS’s footprint. Travelport believes that it is well positioned to capture growth from the LCCs due to its global footprint in the business travel arena in some of the prime areas where LCCs are strongest such as the United States, the United Kingdom and Australia.

Travelport offers over 450,000 bookable hotel properties through relationships with over 330 hotel chains in addition to ~20 hotel aggregators. Travelport’s top hotel customers for the year ended December 31, 2012 were Hilton, Intercontinental Hotel Group and Marriott Hotels, which together accounted for approximately 40% of its hotel revenue in this period. Travelport has a relationship with approximately 25 car rental companies, representing over 35,000 car rental locations, providing seamless availability and instant confirmation for virtually all customers. Travelport’s top five car rental company customers for the year ended December 31, 2012 were Avis, Budget, Enterprise, Hertz and National, which together accounted for approximately 67% of Travelport’s car rental revenue in this period. Travelport provides electronic ticketing solutions to 10 major international and national rail networks, including Société Nationale des Chemins de Fer France (SNCF) (France), Amtrak (United States), Eurostar Group (United Kingdom/France) and AccessRail (United States), which accounted for all of the Company’s rail revenue for the year ended December 31, 2012.

Approximately 67,000 online and offline travel agency locations worldwide use Travelport for travel information, booking and ticketing capabilities, travel purchases and management tools for travel information and travel agency operations. Travelport’s relationships with travel agencies typically are non-exclusive, with the majority of GDS-processed air segments booked through agencies which are dual automated, meaning they subscribe to and have the ability to use more than one GDS. In order to encourage greater use of Travelport’s GDS, the Company pays commissions or provides other financial incentives to many travel agencies.

5.	Balanced, global geographic footprint

Travelport is one of the largest and most geographically balanced global distribution system providers, operating the Worldspan™ and Galileo™ brands. With a strong and growing presence in the Americas, EMEA and Asia-Pacific, Travleport is also focused on expanding its global footprint in emerging regions, such as the Middle East, Africa, Asia and Eastern Europe.

For the year ended December 31, 2012, Travelport accounted for approximately 26% of the global share of GDS-processed air segments, with a balanced split across regions. In air volume terms, Travelport generated approximately 45% of its air volume from the Americas, 25% from Europe, 18% from APAC and 11% from MEA.

Selected Travelport highlights

Note:	Based on fiscal year 2012 data. Numbers may not total 100% due to rounding.

6.	Technology – open platform

Travel industry technology is evolving at an unprecedented pace. Through its industry leading technology platform, Travelport has been able to maintain its position at the forefront of innovation by meeting global demands for speed, flexibility and convergence that enables its customers to compete more effectively and efficiently.

Travelport’s solutions and services offer richer, deeper content through more accessible distribution mediums and the Company continues to embrace new technologies, platforms and ideas on an open, accessible platform that delivers expansive content and improves customer service.

Travelport Technology: an Open Platform to the Broadest Travel Content

Travelport’s unique open platform approach allows fully flexible access to content and services, which enables Travelport to deliver travel everywhere and on any booking platform. Moreover, the Company’s technology framework offers speed-to-market and encourages the freedom to innovate and develop next generation travel tools and applications. This highly collaborative, open-architecture framework enables Travelport to provide innovative solutions to a diverse set of users, This framework combines with our unique developer relationships to create new revenue opportunities and advances in travel innovation.

The Company’s dedication to and investment in its technology infrastructure enables it to cost efficiently deliver its vision to empower providers and agents to search and sell the broadest range of travel content however they choose in a world of ever-expanding and fragmented travel content, while making it accessible through an open platform which offers a superior user experience.

Continuous Investment in Technology Infrastructure, Platform and Applications

Note:	As of full year 2012.

7.	Attractive business with excellent cash flow conversion

Cash flow conversion

($ in millions)

Note:	2010 and 2011 exclude the results of the GTA business, which was sold in May 2011.
(1)	Unlevered Free Cash Flow is defined as net cash provided by / (used in) operating activities, adjusted to exclude cash interest payments and include capital expenditures.

Travelport historically generated strong cash flows on a consistent basis with Adjusted EBITDA margins of approximately 25%. Drivers of the Company’s cash flows include its modest capital expenditure requirements, attractive working capital dynamics and a favorable tax structure. Given Travelport’s existing high quality technology base, the Company required modest capital expenditure of approximately 5% of annual revenue over the past three years with approximately 40% of that expenditures focused on investment and 60% on maintenance. Furthermore, the Company benefits from a low effective tax rate as a result of its Bermuda corporate structure. Finally, the diversity of Travelport’s businesses provides the Company with multiple, independent revenue streams from various markets and channels that hedge the Company effectively against potential strategic and geographic shifts within the industry. These characteristics, combined with the contractual nature of the Company’s revenue and costs, its leading industry positions and long-standing customer relationships provide for a strong, predictable stream of cash flows.

Historical quarterly RevPas (2010—Q1 2013)

Note:	RevPas is calculated as transaction processing revenue divided by the number of available segments.

8.	Proven, Motivated and Aligned Management Team

Travelport’s management team has nearly 100 years of combined travel industry experience. The management team is committed to improving and maintaining operational excellence by utilizing their extensive knowledge of the travel and technology industries. The Company is led by President and CEO, Gordon Wilson, who was appointed to his current position in June 2011 having previously served as the Company’s Deputy CEO since November 2009 and as President and CEO of the Travelport GDS, the largest division of the company, since January 2007. Mr. Wilson has 22 years of experience in global electronic travel distribution, in various senior positions, including CEO roles with Galileo and Cendant Travel Distribution Services. During his career, Mr. Wilson has lived and worked in the United Kingdom, United States, South Africa and Portugal.

Mr. Wilson is joined by a seasoned senior management team:

•

Eric Bock (EVP, Chief Administrative Officer, and Chief Legal Officer): responsible for the Company’s legal, corporate and government affairs, communications, corporate social responsibility, corporate secretarial and compliance teams. Mr. Bock also plays an integral role in developing and implementing Travelport’s strategic plans. In addition, Mr. Bock is Chairman of the Enterprise Risk Management Committee as well as a member of the Employee Benefits, Charitable, Disclosure and Investment Committees of Travelport and also serves as Travelport’s Chief Compliance and Ethics Officer. Mr. Bock also serves as a Director of eNett, a majority-owned Travelport joint venture

•	Kurt Ekert (EVP and Chief Commercial Officer): holds global responsibility for sales, customer engagement, product, marketing, pricing, provider services/content, and operations

•

Philip Emery (EVP and Chief Financial Officer): holds responsibility for the overall financial activities of the company including statutory accounting, treasury, tax, financial analysis, Sarbanes Oxley compliance, controllership and procurement. In addition, Mr. Emery serves as chairman for eNett, a majority-owned Travelport joint venture

•

Terry Conley (EVP – Chief Capability and Performance): formerly a Special Advisor and Travelport’s Executive Vice President of Integration. He played an integral role in the acquisition of Worldspan and led the integration of Worldspan into Travelport GDS

•

Mark Ryan (EVP and Chief Information Officer): holds global responsibility for formulating and executing the company’s technology strategy, including software solutions and applications development. Mr. Ryan leads a team of Travelport technology professionals worldwide with development hubs located in Atlanta, Denver, Kansas City and Langley, UK. He also oversees Travelport’s joint venture technology operation in Delhi, India, as well as managing an additional development staff through relationships with application partners and service providers in Asia, North America and Europe

•

Bryan Conway (Chief Marketing Officer): holds global responsibility for the definition, lifecycle management and marketing of Travelport’s products and services to all customer groups. Reporting to Kurt Ekert, Travelport’s Chief Commercial Officer, Mr. Conway also oversees strategic pricing, market strategy and research, and marketing communications globally

4.	Business overview

4.	Business overview

A.	Travelport overview

Travelport is a leading distribution services and e-commerce provider for the global travel industry. Travelport believes that it is one of the most geographically diversified of such companies in the world.

Travelport’s global distribution systems (“GDS”) business provides aggregation, search and transaction processing services to travel providers and travel agencies, allowing travel agencies to search, compare, process and book tens of thousands of itinerary and pricing options across multiple travel providers within seconds. Travelport’s GDS business operates three systems, Galileo, Apollo and Worldspan, across over 170 countries to provide travel agencies with booking technology and access to considerable travel provider inventory that the Company aggregates from airlines, hotels, car rental companies, rail networks, cruise and tour operators, and destination service providers. Travelport’s GDS business provides travel distribution services to approximately 810 active travel providers and approximately 67,000 online and offline travel agency locations, which in turn serve millions of end consumers globally. In 2012, approximately 162 million tickets were issued through Travelport’s GDS business. Travelport’s GDS business processed up to 2.7 billion travel-related messages per day in 2012.

Within Travelport’s GDS business, Travelport’s Airline IT Solutions business provides hosting solutions and IT subscription services to airlines to enable them to focus on their core business competencies and reduce costs, as well as business intelligence services. Travelport’s Airline IT Solutions business manages the mission-critical reservations and related systems for Delta Air Lines, as well as five other airlines. Travelport’s Airline IT Solutions business also provides an array of leading-edge IT software subscription services and data business intelligence services, directly and indirectly, to over 400 airlines, airports and airline ground handlers globally.

The Company’s payment services joint venture in eNett provides secure and cost effective automated payment solutions between travel providers and travel agencies, tailored to meet the needs of the travel industry, currently focusing on Asia, Europe and the United States.

Headquartered in Atlanta, Georgia, Travelport is a privately owned company. Travelport’s transaction processing business and operational global headquarters are located in the United Kingdom.

History

Galileo, the cornerstone of Travelport’s GDS business, began as the United Airlines Apollo computerized reservation system in 1971 in the United States. In 1997, Galileo International became a publicly listed company on the New York and Chicago Stock Exchanges. In October 2001, Galileo was acquired by Cendant Corporation. As part of Cendant from 2001 to 2006, Travelport completed a series of acquisitions, including Orbitz, Inc. in November 2004 and Gullivers Travel Associates (“GTA”) in April 2005.

Travelport Limited, a Bermuda company, was formed on July 13, 2006 to acquire the travel distribution services business of Cendant. On August 23, 2006, the acquisition was completed, and the Company was acquired by affiliates of The Blackstone Group (“Blackstone”), affiliates of Technology Crossover Ventures (“TCV”) and certain existing and former members of the management. One Equity Partners (“OEP”) acquired an economic interest in Travelport in December 2006.

On July 25, 2007, Travelport completed the initial public offering of common stock of Travelport’s then subsidiary, Orbitz Worldwide, Inc. (“Orbitz Worldwide”), and listed such common stock on the New York Stock Exchange. On October 31, 2007, Travelport transferred approximately 11% of the outstanding equity of Orbitz Worldwide to affiliates, leaving Travelport with approximately 48% of Orbitz Worldwide’s outstanding equity which Travelport recognize for accounting purposes using the equity method. On January 26, 2010, Travelport purchased $50 million of newly issued common shares of Orbitz Worldwide pursuant to an agreement with Orbitz Worldwide. After this investment, a simultaneous exchange between Orbitz Worldwide and PAR Investment Partners, a third party investor, of approximately $49.68 million of Orbitz Worldwide debt for common shares of Orbitz Worldwide and the issuance of shares by Orbitz Worldwide under its equity plan, Travelport currently owns approximately 46% of Orbitz Worldwide’s outstanding common stock.

On August 21, 2007, Travelport completed the acquisition of Worldspan for $1.3 billion. Worldspan operated as an independent GDS based in the United States before becoming part of the Travelport GDS business in August 2007. The Worldspan system resulted from the combination of Delta, TWA and Northwest systems in the early 1990s.

On May 5, 2011, Travelport completed the sale of its GTA business to Kuoni Travel Holdings Ltd. (“Kuoni”). Proceeds from the sale, together with existing cash, were used to repay indebtedness outstanding under its senior secured credit agreement.

In October 2011, in connection with the restructuring of senior unsecured payment-in-kind (“PIK”) term loans issued by Travelport’s direct parent holding company, Travelport Holdings Limited, the PIK term loan lenders received, as partial consideration for the Restructuring, their pro rata share of 40% of the fully diluted issued and outstanding equity of Travelport Worldwide Limited, the indirect parent company (“Travelport Worldwide”).

In December 2012, Travelport amended and restated the existing first lien credit agreement. Among other things, the transaction provided the Company with the flexibility to execute a comprehensive capital refinancing plan.

In April 2013, Travelport completed a comprehensive capital refinancing plan, which included the successful completion of refinancing transactions related to the Company’s existing senior notes, subordinated notes and second lien notes and new second lien secured credit agreement and Travelport Holdings Limited’s, the Company’s parent, unsecured payment-in-kind notes.

Transaction processing

Travelport’s transaction processing business is characterized by a balanced global footprint and a leading position in each of the four major world travel regions: the Americas, Europe, MEA and APAC, as measured by GDS processed air segments booked for the year ended December 31, 2012. In 2012, Travelport’s transaction processing business handled more than 300 million air segments, approximately 28 million hotel bookings, approximately 17 million car rental bookings and approximately two million rail bookings. In the year ended December 31, 2012, Travelport accounted for approximately 26% of the global share of GDS-processed air segments, with a balanced split across regions. In 2012, approximately 162 million tickets were issued through Travelport’s GDS business. Travelport’s GDS business processed up to 2.7 billion travel-related messages per day in 2012. In 2012, Travelport earned approximately $1.8 billion in transaction processing revenue, consisting primarily of approximately $1.6 billion from airlines, approximately $129 million from hotels and approximately $79 million from car rental companies.

Travelport provides transaction processing and a distribution vehicle for travel content providers to facilitate efficient aggregation and distribution of travel inventory to travel agencies and ultimately to travelers globally. Travelport’s transaction processing business obtains content, including pricing, availability, reservations, ticketing and payment, from travel providers and distributes it to both online and traditional travel agencies. Travel agencies are given the ability to shop and book across hundreds of content providers in real time, handle payment processing and other fulfillment services on behalf of clients and content providers, perform customer service functions, such as changes, cancellations and re-issues, and efficiently manage activity through direct data feeds from the transaction processing business to the agency mid- and back-office systems. Travelport typically earns a fee from travel providers for each segment booked, cancelled or changed. In connection with these bookings, Travelport generally pays commissions or provide other financial incentives to travel agencies to encourage greater use of Travelport’s transaction processing business.

Travelport is balanced across the four major travel regions, which allows Travelport to be well positioned to take advantage of growth in each major travel region and emerging countries, in particular, in the regions where the number of air passengers boarded are forecast to grow faster than the Americas and Europe. This geographic balance also helps to insulate Travelport from downturns related to specific regional economies. In 2012, Travelport’s balanced share of air segments processed through Travelport’s GDS were 45%, 26%, 18% and 11% in Americas, Europe, APAC and MEA, respectively, based on industry global distribution of GDS-processed air segments of 42%, 32%, 16% and 10%, respectively, in each region.

Illustrative diagram of Travelport’s function in travel industry

The transaction processing segment derives its revenues primarily from transaction fees paid by travel providers for electronic travel distribution services, and to a lesser extent, other transaction and subscription fees. The GDS business operates an electronic marketplace in which travel providers, such as airlines, hotels, car rental companies, cruise lines, rail companies and other travel providers, can store, display, manage and sell their products and services, and in which online and traditional travel agencies are able to electronically locate, price, compare and purchase travel providers’ services. As compensation for GDS services, fees are earned, on a per segment or per booking basis, from airline, car rental, hotel and other travel-related content providers for reservations booked through the GDS.

Fees paid by travel providers vary according to the levels of functionality at which they can participate in the GDS. These levels of functionality generally depend upon the type of communications and real-time access allowed with respect to the particular travel providers’ internal systems. Revenue for air travel reservations is recognized at the time of the booking of the reservation, net of estimated cancellations. Cancellations prior to the date of departure are estimated based on the historical level of cancellations, which are not significant. Revenue for car and hotel reservations is recognized upon fulfillment of the reservation. The later recognition of car and hotel reservation revenue reflects the difference in the contractual rights related to such services as compared to the airline reservation services.

In regions outside of the United States, Travelport employs a hybrid sales and marketing model consisting of direct sales, sales and marketing organizations (“SMO”) and indirect national distribution companies (“NDC”). In the United States, Travelport only employs a SMO model. In markets supported by SMOs, Travelport enters into agreements with travel agencies which provide incentives in the form of development advances, including cash payments, equipment or other services at no charge. The amount of the development advance varies depending upon the expected volume of the travel agency’s business. Travelport establishes liabilities for these development advances at the inception of the contract and defers the expense. The development advance expense is then recognized as revenue is earned in accordance with the contractual terms. In markets not supported by SMOs, Travelport utilizes an NDC structure, where feasible, in order to take advantage of the NDC partner’s local market knowledge. The NDC is responsible for cultivating the relationship with travel agencies in its territory, installing the necessary computer equipment, maintaining the hardware and software supplied to the agents and providing ongoing customer support. The NDC earns a commission based on the booking fees generated in the NDC’s territory.

Illustrative GDS payment flows for transaction processing

Note:	$ amounts for illustrative purposes only.

Travel Providers

Travelport’s relationships with travel providers extend to airlines, hotels, car rental companies, rail networks, cruise and tour operators and destination service providers. Travel providers process, store, display, manage and distribute their products and services to travel agencies through GDSs and other distribution channels. Through participating carrier agreements (for airlines) and various agreements for other travel providers, airlines and other travel providers are offered varying levels of services and functionality at which they can participate in Travelport’s GDS. These levels of functionality generally depend upon the travel provider’s preference as well as the type of communications and real-time access allowed with respect to the particular travel providers host reservations systems.

Travelport connects travel providers with travel agencies across over 170 countries to distribute provider inventory that is aggregated from approximately 400 airlines, approximately 330 hotel chains covering more than 450,000 hotel properties, approximately 25 car rental companies covering more than 35,000 car rental locations and 10 major rail networks worldwide, as well as approximately 50 cruise and tour operators.

The table below lists alphabetically Travelport’s largest airline providers in the Americas, Europe, MEA and APAC for the year ended December 31, 2012, based on revenue:

Travelport’s standard transaction processing distribution agreements with air, hotel and car rental providers are open ended or roll over unless specifically terminated. The majority of Travelport’s agreements remain in effect each year, with exceptions usually linked to airline mergers or insolvencies. Travelport’s contracts with a majority of its top fifteen airline customers, as measured by revenue for the year ended December 31, 2012, are in place until 2013 and beyond, unless earlier terminated pursuant to the specific terms of each contract. Travelport’s top 15 travel providers (by revenue), all of which are airlines, have been customers on average for more than ten years and, for the year ended December 31, 2012, represented approximately 40% of transaction processing revenue. Travelport has a high renewal rate with its travel providers.

Travelport has entered into a number of specific-term agreements with airlines in the larger and more mature geographic areas, including North America and Western Europe, as well as APAC, to secure full-content. Full content agreements allow Travelport’s travel agency customers to have access to the full range of airline public content, including the ability to book the last available seat, as well as other functionality such as web fares. The typical duration of these agreements ranges from two to five years. Travelport has secured full-content agreements with approximately 80 airlines (including low cost carriers) worldwide, including all the major airlines in North America, as well as European and Asian airlines such as British Airways, Air France, KLM, Lufthansa, Swiss, Alitalia, Qantas and Singapore Airlines. Bookings attributable to such full content agreements comprised 67% of our air segments in the year ended December 31, 2012. Certain full content agreements expire, or may be terminated, during 2013. For example, though Travelport has participation agreements with these airlines in which they participate in Travelport’s GDSs, full-content agreements with airlines representing approximately 18% of Travelport’s transaction processing revenue for the year ended December 31, 2012 are up for renewal or are potentially terminable by such carriers in 2013.

Travelport has over 55 low cost carriers (“LCCs”) participating in its GDS, with Travelport’s top 10 LCCs by revenue, accounting for approximately 5% of its air segments in the year ended December 31, 2012. Frontier Airlines, AirTran

Airways and Air Berlin represented the largest number of segments attributable to LCCs during the period. Travelport’s segment volume from LCCs increased by 9% for the year ended December 31, 2012, in contrast to a 3% decline in segments attributable to traditional carriers compared to the prior year. Travelport believes that its geographic breadth makes Travelport a compelling source of value for most major LCCs, although LCC activity on the GDS relative to legacy airlines remains at an early stage of development in terms of the level of booking activity. In addition, the choice and level of participation is driven by the relevance of the GDS in the countries and regions in which the LCCs choose to distribute and sell. For example, Travelport’s leading position with LCCs, including participation of both Jet Blue and Southwest Airlines in the United States, JetStar in APAC and easyJet and Jet2 in Europe, is indicative of the value that travel providers place on the scale and breadth of a GDS’s footprint. Travelport believes that it is well positioned to capture growth from the LCCs due to its global footprint in the business travel arena in some of the prime areas where LCCs are strongest such as the United States, the United Kingdom and Australia.

Travelport offers over 450,000 bookable hotel properties through relationships with over 330 hotel chains in addition to ~20 hotel aggregators. Travelport’s top hotel customers for the year ended December 31, 2012 were Hilton, Intercontinental Hotel Group and Marriott Hotels, which together accounted for approximately 40% of its hotel revenue in this period. Travelport has a relationship with approximately 25 car rental companies, representing over 35,000 car rental locations, providing seamless availability and instant confirmation for virtually all customers. Travelport’s top five car rental company providers for the year ended December 31, 2012 were Avis, Budget, Enterprise, Hertz and National, which together accounted for approximately 67% of Travelport’s car rental revenue in this period. Travelport provides electronic ticketing solutions to 10 major international and national rail networks, including Société Nationale des Chemins de Fer France (SNCF) (France), Amtrak (United States), Eurostar Group (United Kingdom/France) and AccessRail (United States), which accounted for all of the Company’s rail revenue for the year ended December 31, 2012.

Travel Agencies

Approximately 67,000 online and offline travel agency locations worldwide use Travelport for travel information, booking and ticketing capabilities, travel purchases and management tools for travel information and travel agency operations. Access to Travelport’s GDS enables travel agencies to electronically search travel-related data such as schedules, availability, services and prices offered by travel providers and to book travel for travelers.

Travelport’s transaction processing business also facilitates travel agencies’ internal business processes such as quality control, operations and financial information management. Increasingly, this includes the integration of products and services from independent parties that complement our core product and service offerings, including a wide array of mid- and back-office service providers. Travelport also provide technical support, training and other assistance to travel agencies, including numerous customized access options, productivity tools, automation, training and customer support focusing on process automation, back-office efficiency, aggregation of content at the desktop and online booking solutions.

Travelport’s relationships with travel agencies typically are non-exclusive, with the majority of GDS-processed air segments booked through agencies which are dual automated, meaning they subscribe to and have the ability to use more than one GDS. In order to encourage greater use of its GDS, Travelport invests in new innovative technology, interfaces and also pays commissions or provide other financial incentives to many travel agencies. Travel agencies or other GDS subscribers in some cases pay a fee for access to Travelport’s GDS or to access specific services or travel content.

Travelport’s travel agency customers comprise online, offline, corporate and leisure travel agencies. Travelport’s top ten travel agency customers, as measured by booking fees, have, on average, been customers for over ten years, and booking fees attributable to their activities in the year ended December 31, 2012 represented approximately 30% of Travelport’s transaction processing revenue. Travelport’s largest online travel agency customers, by booking fees, in 2012 were Orbitz Worldwide (which includes orbitz.com and cheaptickets.com in the United States and ebookers.com in Europe), Priceline and Expedia. In the year ended December 31, 2012, regional travel agencies (such as TrailFinders) accounted for approximately 64% of bookings, online travel agencies were the next largest category, representing approximately 22% of bookings, and global accounts (such as American Express) accounted for the remaining amount. Travelport’s largest corporate travel agency customers in 2012 were American Express, BCD Holdings, Carlson Wagonlit Travel, Flight Centre Limited and Hogg Robinson Group. Travelport’s largest leisure travel agency customers in 2012 include AAA Travel, Carlson Leisure Group, Kuoni and GTT Global / USA Gateway.

Airline IT Solutions

Travelport has been a pioneer in IT services for the airline industry, being the first GDS to provide e-ticketing to travel agencies in 1995 and the first GDS to offer an automated ticket repricing solution in 2000. Travelport provides hosting and application development solutions and IT subscription services to Delta and five other airlines and the technology companies that support them, IT subscription services to over 260 airlines and airline ground handlers and data business intelligence services to approximately 159 airlines and airports.

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Hosting solutions: These solutions encompass mission-critical systems for airlines such as internal reservation system services, seat and fare class inventory management, flight operations technology services and software development services. Travelport’s internal reservation system services include the operation, maintenance, development and hosting of an airline’s internal reservation system and include seat availability, reservations, fares and pricing, ticketing and baggage services. These services are integral to an airline’s operations as they are the means by which an airline sells tickets to passengers and also drive all the other key passenger-related services and revenue processes and systems within the airline. Flight operations technology services provide operational support to airlines, from pre-flight preparation through to departure and landing. Some of these services include weight and balance, flight planning and tracking, passenger boarding, flight crew management, passenger manifests and cargo. Software development services focus on creating innovative software for use in an airline’s internal reservation system and flight operations’ systems.

Travelport operates the hosting platform for Delta and, until March 2012, hosted the reservations system for United. The Delta contract, which accounts for substantially all of Travelport‘s hosting revenue after the United agreement termination, expires in 2018. Travelport also provide five other airlines around the world with other reservation system products through our hosting solutions. In December 2010, United provided Travelport with notice of termination of the master services agreement for the Apollo reservations system operated by Travelport for United. The integration of the United-Continental systems was completed in early March 2012, and we no longer service United’s reservation system. The loss of the master services agreement with United Airlines contributed approximately $69 million and $50 million to the decline in net revenue and EBITDA, respectively, for the year ended December 31, 2012.

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IT subscription services: While some airlines elect to have their internal reservation system run by a single IT services provider, others prefer to outsource selected functions to multiple IT services providers. Travelport has developed an array of leading-edge IT subscription services for mission-critical applications in fares, pricing and e-ticketing. Travelport provides these services to 263 airlines and airline ground handlers, of which 57 are direct customers and 206 are indirect customers that receive our services through an intermediary. Direct IT subscription customers include Emirates, KLM and SITA. Our IT subscription services include:

•	Fares and Pricing/e-pricing: A fare-shopping tool that enables airlines to outsource fares and pricing functionality to Travelport

•	Electronic Ticketing: A database and interchange that enables airlines to outsource electronic ticketing storage, maintenance and exchange to travelport

•	Rapid Reprice: An automated solution that enables airlines to recalculate fares when itineraries change

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Fare Verified: A comprehensive pre-ticketing fare audit tool that enables airlines to protect against errors or fraud caused by reservation and ticketing agents and incorrectly priced or reissued tickets

•	Interchange: A system that provides interactive message translation and switching for multiple functions, such as e-ticketing and check-in, between airline partners

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Business Intelligence: Travelport provides data to airlines, travel agencies, hotels, car rental companies and other travel industry participants. Travelport’s data sets are critical to these businesses in the management of its own operations and the optimization of its industry position and revenue-generating potential. Travelport Business Intelligence is a leader in providing businesses involved in all aspects of travel with access to both traditional and proprietary business intelligence data sets. Travelport provides this data to 135 airlines, supporting processes such as GDS billing, airline revenue accounting and industry settlement.Travelport also supplies marketing-oriented raw data sets, data processing services, consulting services and web-based analytical tools to 44 airlines, travel agencies and other travel-related companies worldwide to support their business processes, such as airline network planning, revenue management, pricing, sales and partnership management. This combined offering of data and analytical capabilities delivers business intelligence to businesses that use the information to enhance their industry position. A primary data product supplies “raw” GDS booking data with details of routes, fares and prices. No personally identifiable data is provided. Travelport’s business intelligence tools include Beacon and Clarity, which analyze business specific data for sales planning, network planning, revenue management and channel management

Sales and marketing

Travelport’s sales and marketing teams are responsible for developing existing and initiating new commercial relationships with travel providers and travel agencies worldwide. The sales and marketing teams include customer support, product strategy, management and marketing communications and sales teams working across the Americas, Europe, MEA and APAC. Travelport also provides global account management services to certain large multi-national customers.

Travelport employs a hybrid sales and marketing model consisting of direct sales and marketing organizations, which Travelport directly manage, and indirect, third-party national distribution companies. Travelport markets, distributes and support its products and services primarily through SMOs. In certain countries and regions, however, Travelport provide its products and services through its relationships with NDCs which are typically independently owned and operated by a local travel-related business in that country or region or otherwise by a major airline based locally. Travelport’s SMOs and NDCs are organized by country or region and are typically divided between the new account teams, which seek to add new travel agencies to our GDS, and account management teams, which service and expand existing business. In certain regions, smaller customers are managed by telemarketing teams.

Historically, Travelport relied on NDCs owned by national airlines in various countries in Europe, MEA and APAC to distribute our products and services. However, in 1997, Travelport acquired many of these NDCs from the airlines, including in the United States, the Netherlands, Switzerland and the United Kingdom, and, later, in Hungary, Ireland, Italy, Australia, New Zealand, Malaysia and Canada. This enabled Travelport to directly control its distribution at a time when the airlines wished to divest the NDCs and concentrate on their core airline businesses.

Travelport typically pay an NDC a fee based on the booking fees generated pursuant to the relationship that the NDC establishes with a travel agency, with the NDC retaining subscriber fees billed for these bookings. Travelport regularly reviews its network of NDCs and periodically revise these relationships. In less developed regions, where airlines continue to exert strong influence over travel agencies, NDCs remain a viable and cost effective alternative to direct distribution. Although SMO margins are typically higher than NDC margins, an NDC structure is generally preferred in countries where Travelport has the ability to rely upon a strong airline relationship or an NDC’s expertise in a local region or country. Travelport also contracts with new NDCs in countries and regions where doing so would be more cost effective than establishing an SMO.

Technology

In September 2008, Travelport consolidated its Galileo and Worldspan data centers into a single location in Atlanta, Georgia to support its GDS transaction processing and Airline IT Solutions businesses. Travelport’s data center offers a state-of-the-art facility that has completed comprehensive technology upgrades to the latest IBM processing and storage platforms. The combined facility features an industry-leading technology platform in terms of functionality, performance, reliability and security. The existing systems are certified compliant with the Payment Card Industry Data Security Standard, offering a secure environment for combined Galileo and Worldspan operations and have historically operated at a 99.99% core systems uptime. The combined data center comprises over eight mainframes, open systems servers and storage and network devices, with maximum peak message rates of more than 46,000 messages per second. The data center processes more than 65 billion transactions each month, averaging 25,000 messages per second. On peak message days, up to 2.7 billion travel related messages are processed.

The consolidation of Travelport’s primary data center operations in Atlanta, Georgia is an example of the significant benefits realized as a result of the integration of the Galileo, Apollo and Worldspan systems. By managing all three systems in a state-of-the-art, unified data center environment, Travelport’s customers benefit from access to one of the industry’s most powerful, reliable and responsive travel distribution and hosting platforms. Running Travelport’s business from one facility has allowed the Company to rationalize more rapidly the links required to connect content providers to Travelport’s GDS and to more readily share technology across the systems. This has resulted in reduced complexity for the Company’s content providers. In addition, Travelport’s balanced geographical presence contributes to efficiency in data center operations as travel agencies from various regions access the system at different times.

Continued modernization of Travelport’s technical environment is an integral part of the Company’s aim to support growth by efficiently delivering transaction processing systems to Travelport’s GDS customers. In November 2012, Travelport announced a multi-year agreement with IBM under which IBM has delivered significant upgrades to Travelport’s existing systems architecture and software infrastructure of the Company’s technology platform.

Employees

As of December 31, 2012, Travelport had over 3,500 employees worldwide. None of Travelport’s employees in the United States are subject to collective bargaining agreements governing employment with the Company. In certain of the European countries in which Travelport operates, the Company is subject to, and complies with, local law requirements in relation to the establishment of work councils. In addition, due to Travelport’s presence across Europe and pursuant to a European Union (“E.U.”) Directive, the Company has a Travelport European Works Council (EWC) in which Travelport addresses E.U. and enterprise-wide issues. Travelport believes that its employee relations are good and internal surveys have demonstrated good levels of employee satisfaction.

B.	Competition

GDS Competitive Landscape

The marketplace for travel distribution is large, multi-faceted and highly competitive. Travelport competes with a number of travel distributors, including other GDSs, such as Amadeus IT Group SA and Sabre Holdings Corporation, several regional GDS competitors, such as Abacus, application programming interface-based (“API”) direct connections between travel providers and travel agencies, and also travel providers‘ own websites and other forms of direct booking, such as metasearch engines and other third parties. The largest regional GDSs are based in Asia and include Abacus International Pte Ltd., which is primarily owned by Sabre and a group of Asian airlines; Axess International Network Inc., which is wholly owned by Japan Airlines International Co. Ltd., and INFINI Travel Information, Inc., which is majority owned All Nippon Airways, Co. Ltd.; TOPAS Co., Ltd., which is majority owned by Korean Air Lines Co. Ltd.; and TravelSky Technology Limited, which is majority owned by Chinese state-owned enterprises.

Travelport routinely faces new competitors and new methods of travel distribution. Travel providers and third parties seek to promote distribution systems that book directly with content providers. Airlines and other travel providers are selectively looking to build API-based direct connectivity with travel agencies. In addition, established and startup search engine companies, as well as metasearch companies, have entered the travel marketplace to offer travelers new ways to shop for and book travel by, for example, aggregating travel search results across travel providers, travel agencies and other websites. Furthermore, there is an emerging trend toward mobile applications that link directly with travel providers.

Each of the other GDSs offers products and services substantially similar to Travelport’s. Travelport believes that competition in the GDS industry is based on the following criteria:

•	The timeliness, reliability and scope of travel inventory and related information offered;

•	Service, reliability and ease of use of the system;

•	The number and size of travel agencies utilizing Travelport’s GDS and the fees charged and incentives paid to travel agencies;

•	Travel provider participation levels, inventory and the transaction fees charged to travel providers; and

•	The range of products and services available to travel providers and travel agencies

For the year ended December 31, 2012, Travelport accounted for 26% of global GDS-processed air segments. Travelport believes it has processes and strategies in place to support gains in share in the future, including its partnership with AXESS, a leading domestic GDS in Japan, anticipated to be fully operational by the end of 2013.

Airline IT Solutions Competitive Landscape

The Airline IT Solutions sector of the travel industry is highly fragmented by service offering, including hosting solutions, such as internal reservation system services, as well as flight operations technology services and software development services. For example, Travelport’s competitors, with respect to internal reservation and other system services, include Amadeus, HP Enterprise Services, ITA, Navitaire LLC, Sabre, SITA and Unisys Corporation, as well as airlines that provide the services and support for their own internal reservation system services and also host external airlines. The business intelligence services sector of the Airline IT Solutions business is highly competitive, with the ability to market Travelport’s products dependent on the perceived competitive position and the value of the information obtained through the GDS business. Travelport’s primary competitors in this sector are IATA, through its PaxIS product, as well as Amadeus and Sabre.

5.	Industry overview

5.	Industry overview

The travel and tourism industry confirmed its vitality in 2012 and is one of the largest industry segments globally, accounting for an estimated $1.8 trillion of spending in 2012, according to the Euromonitor International. Of this, approximately 60% was generated in the Americas and Europe.

Having shown strong and relatively resilient expansion over the past 35 years, with growth rates typically outperforming general macroeconomic performance, the travel industry is expected to continue to grow in the next five years and beyond, driven by the growing desire to explore the world among consumers across the globe, as well as by the rise of the middle and affluent classes in the emerging economies.

Air travel is driven primarily by economic growth and is correlated to the economic cycle, expanding and contracting at roughly twice the rate of the overall economy, based on industry data of GDP and passenger traffic from 2002 to 2012. According to the IATA, following the recent economic downturn in 2009, during which passenger traffic declined 1%, passenger traffic rose 8% in 2010, 6% in 2011 and 5% in 2012. Furthermore, according to Euromonitor, travel expenditures are expected to sustain a growth rate of approximately 7% at least through 2017. This above-GDP growth trend will likely continue, with travel volumes benefiting from a number of factors:

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Global and regional GDP growth. As GDP rises, consumer spending on travel tends to increase. GDP generally rises over time, and is likely to see continuing post-recession growth in the near term, as well as significant international growth, particularly in the Asia Pacific (APAC) market

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Rising income levels, particularly in growth regions such as Latin America, APAC and the Middle East and Africa (MEA). According to Airbus’ Global Market Forecast 2012-2031, air travel has proved to be resilient to external shocks and has increased 53% since 2000, despite the September 2001 attacks and the SARS and financial crises. Furthermore, in countries with a rapidly growing middle class population, travel is increasing as current travelers embark on more trips and previously non-traveling consumers start travelling.

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Continuing globalization of businesses. As businesses globalize, business travel tends to increase as employees increasingly travel among offices and visit travel providers and customers. This may also tend to increase leisure travel as business travelers sometimes add leisure travel onto business trips

Due to the global nature and continued growth of the industry, travel providers have historically employed many different technologies in their complex operations and distribution activities, in order to bring their content to as many travelers as possible across multiple channels. Travel providers aim to access a wide customer pool and use technology to bring their content to as many travelers as possible via a number of different channels. Many of the technologies that travel providers utilize are interlinked, creating a global network connecting travel providers, distributors, retailers and consumers.

Historically, large travel providers and travel distributors have built custom in-house technologies to support their growing needs. As the technology requirements in the industry became more complex, some legacy in-house systems lacked the flexibility travel providers needed to respond to the changing market. Desire for more flexible systems and increased focus on lowering costs prompted travel providers to turn to external IT providers for some of their key technologies. The importance of the systems maintained by outside providers, combined with the reduced size of travel providers’ IT departments, created a need for trusted travel industry-specific technology providers who would not only deliver such systems, but also provide full support, IT expertise and industry knowledge. The scalability and flexibility of these external systems allow travel providers to decrease costs and remain flexible as conditions change.

Most travel providers also leverage software to more efficiently manage their operations. Historically, this software was custom-developed for each travel provider. More recently, travel providers have licensed software from software providers, paying an upfront license fee to use the software. Today, the evolution of software-as-a-service technology allows travel providers to pay for software as they use it instead of paying a significant upfront fee or paying for a license.

Recent developments have further increased the complexity of the travel industry and the flexibility required of travel technology. Global events such as the September 11th attacks and the recent, protracted global economic recession created a need to collect and analyze passenger data for security reasons and to closely monitor corporate travel budgets. New products and services are constantly emerging, such as messaging and m-commerce on mobile devices, elevating the need for travel technology to adapt to and enable change and innovation. In addition, the increasingly global nature of the industry demands that travel agencies and travel providers reach new consumer bases.

As the travel industry grows and changes, the number and scope of opportunities for travel technology also increase.

Overview of the GDS industry

A global distribution system (“GDS”) is a complex travel distribution network used in the travel industry to aggregate millions of travel options from hundreds of thousands of travel providers, including airlines, hotels, cruise lines, car rental agencies and other travel providers, and present them to travel agencies in a format that allows travel agents to select the best options for their customers and book reservations accordingly. In addition, a GDS handles post-booking processes and services, such as fulfillment and processing of the travel transactions, passenger tracking and services, in-trip change services and post-trip reconciliation. For corporate travel agencies, a GDS also provides reservation tracking services and other tools that ensure corporate travel program compliance. The GDS distribution model is referred to as the “indirect distribution” channel, because the traveler purchases travel from a travel agency rather than directly from an airline or other travel providers via the travel provider‘s own website, call center or ticketing office (which is referred to as “direct distribution”).

Originally developed by airlines to replace their in-house central reservations systems, GDSs now operate independently connecting travel providers with hundreds of thousands of travel agency locations that sell travel products and services to the traveling public, powering the flow of information and processing large quantities of complex travel transactions. Each GDS provider endeavors to obtain the most comprehensive set of travel content possible by securing agreements with airlines, hotels and other travel providers, both locally and globally. GDSs provide technology to distribute the travel providers‘ available travel inventory (e.g., available airline seats and hotel rooms) to travel agencies for display and booking by their traveling customers. Due to their history and the significant size of their domestic markets, the major GDSs still have significant shares of the regional markets of their founding airlines, particularly in North America and Europe. As the travel agency industry goes through consolidation and the travel industry becomes more global, the GDSs are developing deeper global relationships and capabilities, thus further increasing the markets they can potentially service.

Using a GDS allows travel providers to benefit from a global reach that is superior to other distribution channels, thereby allowing them to transmit information about their pricing, inventory and availability to hundreds of thousands of GDS-connected travel agencies more efficiently than they could through any other channel. GDSs allow airlines to efficiently participate in global alliances and code sharing agreements by enabling them to market their inventory with their partners’ inventory. Travel agencies also have an opportunity to make their processes more efficient by using the supply aggregated by the GDS and by utilizing enhanced functionalities, such as advanced search and booking engines, which allow them to tailor their searches in a more efficient manner. In addition, GDSs have agreements with the travel agencies that display and sell the travel content available on the GDSs. GDSs are also in a position to offer other management solutions for travel agencies’ key business processes, such as customizable access, business intelligence and traveler services, advanced shopping and booking, trip servicing and post-trip reconciliation services.

The diagram below shows the flow of information about available travel inventory from travel providers to GDSs that distribute to travel agencies and corporate travel departments:

As the world continues to emerge from the recent economic crisis, GDS-processed bookings are likely to grow, particularly as low-cost carriers (“LCCs”) increase their distribution through GDS platforms in order to expand their offerings to attract new customers.

Administrative questionnaire (cont’d)

The traditional GDS revenue model is based on a fee-per-transaction basis, with the GDS collecting a transaction fee from the travel providers for each travel segment processed through the GDS platform. Although such transactions are initiated and completed through travel agencies, the fee is paid by the travel provider. Travel agencies are incentivized to aggregate demand and use the system efficiently by volume-based incentive fees they receive from the GDS. Agencies also help the GDSs maintain and grow the reach of their network. Travel providers may also offer economic incentives to the travel agencies who sell their services. The following diagram presents an overview of the key financial flows for this two-sided transaction-based business model:

Illustrative financial flow of a transaction

This traditional model is used with airlines and agencies that account for the majority of air bookings. The remainder are settled using a wholesale model in which airlines incentivize the agency to book a flight, and the agency pays the GDS a transaction fee.

Although in recent years an increasing portion of travel spending has been generated through direct distribution channels, travel providers and agencies will continue to use GDSs because of the superior efficiencies that GDS platforms offer, which are key to attracting and serving customers. Travel agencies using GDSs are able to attain higher revenues for its airline customers than an airline direct website because higher-yield, or higher priced, long-haul and business travel tickets (particularly those originating outside the home country of the airline) as well as tickets with additional booking complexity (e.g. multiple airline itineraries), are more typically sold through a travel agency using a GDS platform. With very few exceptions, travel providers continue to choose to use GDSs because GDSs provide superior efficiencies and have invested heavily to deliver the systems and technologies needed for agencies to attract and service those high revenue customers. A GDS platform also offers a particularly cost-effective means of accessing markets where a travel provider’s brand is less recognized (e.g., outside its home market) by using local travel agencies to reach end consumers as LCCs and regional carriers will likely increase their use of indirect distribution through GDS platforms to the extent they expand their offerings.

The September 11th attacks and the resulting heightened security requirements highlighted the value of the GDS platform. Since September 2001, additional security procedures have been enacted by government organizations, including the U.S. Department of Homeland Security (“DHS”) and other global government agencies, empowering the government to collect and analyze detailed passenger data. GDSs have been better equipped, both technically and financially, to adapt their systems to meet the dynamic changes in security regulations by collecting information about passengers and their travel plans and ensuring that all relevant data is transmitted to the relevant agencies and travel providers on a real-time basis. Travel agencies, including large travel management companies and online travel agencies (“OTAs”) continue to utilize GDS platforms to provide competitive offerings to their customers. Such customers, whether business or leisure travelers, continue to demand the broadest possible offerings at the best available prices in a single comparable format that, at present, can most effectively be offered by international GDSs. Additionally, as travelers become more sophisticated, they increasingly demand functionalities that provide instant results based on highly flexible search parameters. Such enhanced functionalities are not typically available via direct distribution channels, which tend to have less sophisticated search engines limited to a single airline’s inventory or the combined inventories of the members of an airline alliance.

The wide variety of functionalities provided by the GDSs is very attractive to corporate travel departments. In particular, the GDSs provide services to support the complex reservation requirements of corporate travelers and corporations throughout the reservation lifecycle. According to PhoCusWright, GDSs are the preferred booking method for corporate travel agents who not only need to access and book travel content, but also to utilize GDS technologies and services for efficient application and management of corporate travel contracts. The relevance of the GDS in corporate bookings is particularly important in light of the recent, protracted global economic recession, which prompted companies to tighten their travel budgets and enforce travel policy compliance. The urge to consolidate expenses also intensified the need for end-to-end solutions that link the corporate traveler’s desktop with travel-related and non travel-related activities and expenses in a transparent way that is easy to monitor. PhoCusWright estimates that the GDSs account for approximately 75% of offline travel agency bookings.

GDSs primarily derive revenue from fees charged to travel providers for each booking made, changed or cancelled, in return for which GDSs distribute providers’ travel and travel-related products. On average, a booked air segment will be changed or cancelled between two and three times per segment flown, as business travelers in particular are prone to changing and re-booking or canceling scheduled travel. For air travel, a fee is usually charged per segment of air travel booked through the GDS. For example, for a roundtrip flight between London and Paris, one segment is booked for the flight from London to Paris and another segment is booked for the return flight to London. For a London to New York return flight that connects in Paris in each direction, four segments are booked. For each hotel, car rental, rail network, cruise or other travel reservation, a fee is charged per booking. Fees paid by travel providers can vary according to the level of functionality at which the travel provider chooses to participate in the GDS. The level of functionality generally depends on the level of sophistication of the connection established between systems where the travel provider stores its inventory (known as the host reservation system) and the GDS, as well as the capabilities that the travel provider elects to make available to customers (such as preferred seat assignments and baggage options).

Whereas, historically, fees were charged based on bookings made by a travel agent on behalf of a paying passenger, fees are increasingly structured to take into account the increasing complexity of bookings, as well as the overall level of transaction activity, including the ratio of gross bookings to cancelled bookings and the usage of optional services within the GDS. GDSs and airlines often enter into full-content contracts whereby GDSs offer discounts in exchange for the airline providing full content, including access to all web fares and the ability to book the last available seat.

GDSs assist travel agencies in navigating different fares, schedules, carrier agreements, ticketing rules and many other aspects of a travel itinerary. GDSs pay commissions or provide other financial incentives to travel agencies to encourage greater use of a GDS. Travel agencies in some cases pay fees for access to a GDS and for the equipment, software and services provided and / or transactional services, and “opt-in” content.

6.	Executive officers and directors

6.	Executive officers and directors

The table below provides an overview of senior management and directors:

Team member	Title
Gordon A. Wilson	President and Chief Executive Officer; Director
Eric J. Bock	Executive Vice President, Chief Administrative Officer , and Chief Legal Officer
Philip Emery	Executive Vice President and Chief Financial Officer
Kurt Ekert	Executive Vice President and Chief Commercial Officer
Mark Ryan	Executive Vice President and Chief Information Officer
Douglas M. Steenland	Non-Executive Chairman of the Board of Directors
Jeff Clarke	Director
Gavin R. Baiera	Director
Gregory Blank	Director
Scott McCarty	Director

Gordon A. Wilson: Mr. Wilson has served as President and Chief Executive Officer, as well as a member of Board of Directors, since June 2011. Mr. Wilson also serves as a member of the Executive Committee of the Board. Mr. Wilson served as Deputy Chief Executive Officer from November 2009 until June 2011 and as President and Chief Executive Officer of Travelport’s GDS business (which includes the Airline IT Solutions business) since January 2007. Mr. Wilson has 21 years of experience in the electronic travel distribution and airline IT industry. Prior to the acquisition of Worldspan, Mr. Wilson served as President and Chief Executive Officer of Galileo. Mr. Wilson was Chief Executive Officer of B2B International Markets for Cendant’s Travel Distribution Services Division from July 2005 to August 2006 and for Travelport’s B2B International Markets from August 2006 to December 2006, as well as Executive Vice President of International Markets from 2003 to 2005. From 2002 to April 2003, Mr. Wilson was Managing Director of Galileo EMEA and Asia Pacific. From 2000 to 2002, Mr. Wilson was Vice President of Galileo EMEA. Mr. Wilson also served as Vice President of Global Customer Delivery based in Denver, Colorado, General Manager of Galileo Southern Africa in Johannesburg, General Manager of Galileo Portugal and Spain in Lisbon, and General Manager of Airline Sales and Marketing. Prior to joining Galileo International in 1991, Mr. Wilson held a number of positions in the European airline and chemical industries.

Eric J. Bock: Mr. Bock has served as Executive Vice President, Chief Legal Officer and Chief Compliance Officer since August 2006 and as our Chief Administrative Officer since January 2009. Mr. Bock served as Corporate Secretary from August 2006 to January 2009. In addition, Mr. Bock oversees legal, government relations, communications, compliance, corporate social responsibility and philanthropic programs and, corporate secretarial functions. In addition, Mr. Bock serves as the Treasurer of the TravelportPAC Governing Committee. Mr. Bock also serves on the Board of Directors of numerous subsidiaries of Travelport, as well as Travelport’s Employee Benefits and Charitable Contribution Committees. Mr. Bock is a member of the Board of Directors of eNett. From May 2002 to August 2006, Mr. Bock was Executive Vice President, Law, and Corporate Secretary of Cendant where he oversaw legal groups in multiple functions, including corporate matters, finance, mergers and acquisitions, corporate secretarial and governance, as well as the Travelport legal function since its inception in 2001. From July 1997 until December 1999, Mr. Bock served as Vice President, Legal, and Assistant Secretary of Cendant and was promoted to Senior Vice President in January 2000 and Corporate Secretary in May 2000. Prior to this, Mr. Bock was an associate in the corporate group at Skadden, Arps, Slate, Meagher & Flom LLP in New York. Mr. Bock also serves as a Director of eNett, a majority-owned Travelport joint venture.

Philip Emery: Mr. Emery has served as Executive Vice President and Chief Financial Officer since October 2009 and is responsible for all aspects of finance and accounting, decision support and financial planning and analysis globally. Prior to this role, Mr. Emery had served as Chief Financial Officer of Travelport’s GDS division since September 2006.

Previously, Mr. Emery was Chief Financial Officer of Radianz, a global extranet for the financial services industry, based in New York, which was sold to British Telecom in 2005. Prior to that, Mr. Emery worked in a number of global and European strategic planning and financial roles for London Stock Exchange and NASDAQ-listed companies, such as Rexam plc and 3Com Inc., holding roles such as International Finance Director and Controller and Operations Director. In addition, Mr. Emery serves as Chairman of eNett, a majority-owned Travelport joint venture.

Kurt Ekert: Mr. Ekert is Executive Vice President and Chief Commercial Officer with global responsibility for sales, customer engagement, travel provider services, content and operations across over 170 countries. Prior to this role, Mr. Ekert was Chief Operating Officer of the Company’s former GTA business, where Mr. Ekert led GTA’s commercial and operating functions, as well as all elements of its online consumer business. Before joining GTA, Mr. Ekert was Senior Vice President, Travelport Supplier Services. Also at Travelport, Mr. Ekert has held the positions of Group Vice President, Strategy and Business Development and Chief Operating Officer, Travelport/Orbitz for Business. Prior to joining Travelport, Mr. Ekert’s experience in the travel industry included a number of senior finance roles at Continental Airlines. Mr. Ekert serves as a director of Passur Aerospace, Inc.

Mark Ryan: Mr. Ryan is Executive Vice President and Chief Information Officer with global responsibility for formulating and executing Travelport’s technology strategy, including software solutions, applications development and IT operations. Prior to joining Travelport, Mr. Ryan was Senior Vice President and Chief Information Officer of Atlanta-based Matria Healthcare. Mr Ryan also serves on the Board of Directors of IGT Solutions Private Limited, a joint venture majority owned by Travelport. Prior to joining Matria Healthcare in 2005, Mr. Ryan was Chief Technology Officer and a director of Vodafone Global Content Services. From 1999 to 2001, Mr. Ryan was Chief Technology Officer at Weather.com/The Weather Channel. Mr. Ryan also has served as Chief Technology Officer of eBay. Prior to joining eBay, Mr. Ryan spent eighteen years with IBM and was an executive-on-loan to the 1996 Atlanta Olympic Games in the role of chief integration architect.

Douglas M. Steenland: Mr. Steenland has served as the Non-Executive Chairman of the Board of Directors since May 2013. Mr. Steenland previously served as Vice Chairman of the Board. Mr. Steenland is a member of the Audit Committee, Compensation Committee and Executive Committee. Mr. Steenland is an Executive Advisor to the Blackstone Private Equity Group. Mr. Steenland is Chairman of the Board of Performance Food Group Inc. and holds a portfolio of board directorships, including American International Group, Inc., a New York Stock Exchange company, and its wholly owned subsidiary, International Lease Finance Corporation, Chrysler Group LLC, Digital River, Inc., a Nasdaq company, and Hilton Worldwide Inc. Mr. Steenland previously held numerous executive roles during seventeen years with Northwest Airlines Corporation, most latterly as President and Chief Executive Officer, from October 2004 until its merger with Delta Air Lines in October 2008.

Jeff Clarke: Mr. Clarke is a member of the Board of Directors. Mr. Clarke previously served as the Chairman of the Board of Directors from February 2012 to May 2013 and as a member of the Board of Directors since September 2006. Mr. Clarke has served as a member of our Audit Committee and Compensation Committee since February 2012. From June 2011 until February 2012, Mr. Clarke served as our Executive Chairman. From May 2006 until June 2011, Mr. Clarke was as our President and Chief Executive Officer. Mr. Clarke also serves as Chairman of the Board of Directors of Orbitz Worldwide, Inc. Mr. Clarke has served as a Managing Partner at Augusta Columbia Capital Group since February 2012. Mr. Clarke has 26 years of strategic, operational and financial experience with leading high-technology firms. From April 2004 to April 2006, Mr. Clarke was Chief Operating Officer of the software company CA, Inc. (formerly Computer Associates, Inc.). Mr. Clarke also served as Executive Vice President and Chief Financial Officer of CA, Inc. from April 2004 until February 2005. From 2002 through November 2003, Mr. Clarke was Executive Vice President, Global Operations at Hewlett-Packard Company. Before then, Mr. Clarke joined Compaq Computer Corporation in 1998 and held several positions, including Chief Financial Officer of Compaq from 2001 until the time of Compaq’s merger with Hewlett-Packard Company in 2002. From 1985 to 1998, Mr. Clarke held several financial, operational and international management positions with Digital Equipment Corporation. Mr. Clarke serves on the Board of Directors of Red Hat, Inc., a New York Stock Exchange company that is a leading open source technology solutions provider. Mr. Clarke is also a member of the Northeastern University Corporation.

Gavin R. Baiera: Mr. Baiera has served as a member of the Board of Directors, a member of the Audit Committee and Compensation Committee since October 2011, and a member of the Executive Committee since May 2011. Mr. Baiera is a Managing Director at Angelo, Gordon & Co., L.P., a privately-held registered investment advisor currently managing approximately $23 billion. Prior to joining Angelo Gordon, Mr. Baiera was co-head of the Strategic Finance Group at Morgan Stanley which was responsible for all origination, underwriting and distribution of restructuring transactions. Prior to joining Morgan Stanley in 2005, Mr. Baiera was a Vice President of General Electric Capital Corporation concentrating on underwriting and investing in restructuring transactions. Mr. Baiera began his career at General Electric Capital Corporation in their financial management program. Mr. Baiera serves on the Board of Directors of American Media, Inc.

Gregory Blank: Mr. Blank has served as a member of the Board of Directors and a member of the Audit Committee and Compensation Committee since May 2013. Mr. Blank is a Principal in the Corporate Private Equity Group of The Blackstone Group. Since joining Blackstone in 2009, Mr. Blank has been involved in the evaluation and execution of private equity transactions in a variety of industries and across geographies, including in the United States, Germany, Asia, and Australia/New Zealand. Prior to joining Blackstone, Mr. Blank was an Associate at Texas Pacific Group (TPG) in San Francisco, where he was involved in the evaluation and execution of private equity transactions. Prior to that, Mr. Blank worked in investment banking at Goldman, Sachs & Co. focused on Technology, Media and Telecommunications clients. Mr. Blank received an AB in Economics from Harvard College, where he graduated magna cum laude and was elected to Phi Beta Kappa. Mr. Blank also earned an MBA with High Distinction from the Harvard Business School, where he graduated as a Baker Scholar. Mr. Blank serves on the Board of Directors of Meerwind Offshore Wind (Germany) and Antares Restaurant Group (New Zealand).

Scott McCarty: Mr. McCarty has served as a member of the Board of Directors and a member of the Audit Committee, Compensation Committee and Executive Committee since May 2013. Mr. McCarty is a partner of Q Investments and has been with Q Investments since 2002. Prior to his current position as manager of the venture capital, private equity, and distressed investment groups, he was a portfolio manager. Before joining Q Investments, Mr. McCarty was a captain in the United States Army and worked in the office of U.S. Senator Kay Bailey Hutchison. Mr. McCarty graduated with a BS from the United States Military Academy at West Point, where he was a Distinguished Cadet and recipient of the General Lee Donne Olvey Award, and earned an MBA from Harvard Business School.

7.	Historical financial information

7.	Historical financial information

As part of the refinancing, the definition of the Adjusted EBITDA (a key loan covenant ratio measure) in Travelport’s credit agreements will be amended to allow an add-back for the amortization of Customer Loyalty Payments. Customer Loyalty Payments are development advance payments that were made with the objective of increasing the number of clients or improving customer loyalty.

Travelport has presented Adjusted EBITDA, as well as the New Adjusted EBITDA to reflect the impact of amortization of Customer Loyalty Payments, in the Historical Financial Data table below.

In addition, due to the impact of the loss of the United Master Services Agreement (the “MSA”), Travelport has presented Travelport Adjusted EBITDA and the New Adjusted EBITDA to reflect the impact of the loss of the MSA as “Pro-forma Adjusted EBITDA” and “Pro-forma New Adjusted EBITDA”, respectively.

A.	Historical financial information

Annual

($ in millions)

				LTM
	2010	2011	2012	3/ 31/ 13
Transaction processing	$1,797	$1,823	$1,834	$1,847
Airline IT solutions	199	212	168	153

Net revenue	$1,996	$2,035	$2,002	$2,000
Costs and expenses:
Cost of revenue	1,119	1,211	1,191	1,197
Selling, general and administrative	393	397	446	440
Depreciation and amortization	210	227	227	222

Operating income	$274	$200	$138	$141
Interest expense, net	(272)	(287)	(290)	(293)
Gain on early extinguishment of debt	2	—	6	6

Income (loss) from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	$4	($87)	($146)	($146)
Provision for income taxes	(47)	(29)	(23)	(26)
Equity in losses of investment in Orbitz Worldwide	(28)	(18)	(74)	(69)

Net loss from continuing operations	($71)	($134)	($243)	($241)

Adjusted EBITDA	$545	$507	$455	$442

Reconciliation to New Adjusted EBITDA(1)
Adjusted EBITDA	$545	$507	$455	$442
Amortization of customer loyalty payments	63	64	58	56

New Adjusted EBITDA	$608	$571	$513	$498
% margin	30%	28%	26%	25%

Reconciliation to Pro Forma New Adjusted EBITDA(2)
Adjusted EBITDA	$545	$507	$455	$442
United MSA	(56)	(71)	(21)	(2)

Pro Forma Adjusted EBITDA	$489	$436	$434	$440
Amortization of customer loyalty payments	63	64	58	56

Pro Forma New Adjusted EBITDA	$552	$500	$492	$496

Note:	2010 and 2011 exclude the results of the GTA business, which was sold in May 2011.
(1)	New Adjusted EBITDA includes the add-back of amortization of customer loyalty payments.
(2)	Adjusted to exclude the impact of the United MSA.

Quarterly

($ in millions)

	2011					2012					2013
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Q1
Transaction processing	$479	$476	$456	$412	$1,823	$497	$466	$451	$420	$1,834	$510
Airline IT solutions	52	54	53	53	212	53	40	38	37	168	38

Net revenue	$531	$530	$509	$465	$2,035	$550	$506	$489	$457	$2,002	$548
Costs and expenses:
Cost of revenue	317	310	313	271	1,211	322	301	296	272	1,191	333
Selling, general and administrative	79	97	89	132	397	105	87	110	144	446	94
Depreciation and amortization	56	57	56	58	227	57	56	56	58	227	52

Operating income (loss)	$79	$66	$51	$4	$200	$66	$62	$27	($17)	$138	$69
Interest expense, net	(77)	(72)	(74)	(64)	(287)	(67)	(77)	(71)	(75)	(290)	(70)
Gain on early extinguishment of debt	—	—	—	—	—	—	1	5	—	6	—

Income (loss) from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	$2	($6)	($23)	($60)	($87)	($1)	($14)	($39)	($92)	($146)	($1)
Provision for income taxes	(11)	(8)	(8)	(2)	(29)	(8)	(8)	(8)	—	(23)	(11)
Equity in earnings (losses) of investment in Orbitz	(5)	4	5	(22)	(18)	(3)	2	7	(80)	(74)	2

Net loss from continuing operations	($14)	($10)	($26)	($84)	($134)	($12)	($20)	($40)	($172)	($243)	($10)

Adjusted EBITDA	$147	$136	$118	$106	$507	$140	$120	$106	$89	$455	$127

Reconciliation to New Adjusted EBITDA(1)
Adjusted EBITDA	$147	$136	$118	$106	$507	$140	$120	$106	$89	$455	$127
Amortization of customer loyalty payments	19	18	10	17	64	15	13	16	14	58	13

New Adjusted EBITDA	$166	$154	$128	$123	$571	$155	$133	$122	$103	$513	$140
% margin	31%	29%	25%	26%	28%	28%	26%	25%	23%	26%	26%

Reconciliation to Pro Forma New Adjusted EBITDA(2)
Adjusted EBITDA	$147	$136	$118	$106	$507	$140	$120	$106	$89	$455	$127
United MSA	(17)	(18)	(17)	(19)	(71)	(19)	(2)	—	—	(21)	—

Pro Forma Adjusted EBITDA	$130	$118	$101	$87	$436	$121	$118	$106	$89	$434	$127
Amortization of customer loyalty payments	19	18	10	17	64	15	13	16	14	58	13

Pro Forma New Adjusted EBITDA	$149	$136	$111	$104	$500	$136	$131	$122	$103	$492	$140

Note:	2010 and 2011 exclude the results of the GTA business, which was sold in May 2011.
(1)	New Adjusted EBITDA includes the add-back of amortization of customer loyalty payments.
(2)	Adjusted to exclude the impact of the United MSA.

B.	Management’s discussion and analysis of financial condition and results of operations

Quarter ended March 31, 2013 compared to quarter ended March 31, 2012

Net revenue

($ in millions)

	Three months
	ended March 31,		Change
	2012	2013	$	%
Transaction processing	$497	$510	$13	3
Airline IT solutions	53	38	(15)	(28)

Net revenue	$550	$548	($2)	—

($ in millions)

	Three months
	ended March 31,		Change
	2012	2013	$	%
Americas	$196	$188	($8)	(4)
Europe	147	166	19	13
APAC	87	87	—	—
MEA	67	69	2	3

Transaction processing revenue	$497	$510	$13	3

Net revenue decreased by $2 million (0%) as a result of a $13 million (3%) increase in transaction processing revenue and a $15 million (28%) decrease in Airline IT solutions revenue. The increase in transaction processing revenue of $13 million (3%) is as a result of a 6% increase in RevPas (transaction processing revenue divided by the number of reported segments) offset by 3% decrease in segment volumes. The 3% decrease in segment volumes is primarily due to a 3 million (7%) decline in Americas volume, primarily attributable to the loss of 2 million segments from the Master Service Agreement (“MSA”) with United Airlines. The increase in RevPas is a result of growth in hospitality, payment processing and services revenue, combined with growth in higher yield segments, partially offset by volume contraction.

Airline IT solutions revenue decreased as a result of the loss of the MSA with United Airlines which contributed $17 million to Airline IT Solutions revenue for the three months ended March 31, 2012.

Cost of revenue

($ in millions)

	Three months
	ended March 31,		Change
	2012	2013	$	%
Commissions	$253	$258	$5	2
Telecommunication and technology costs	69	75	6	9

Cost of revenue	$322	$333	$11	3

Cost of revenue increased by $11 million (3%) as a result of incremental commission costs from our payment processing business and an increase in our telecommunication and technology costs. Commissions paid to travel agencies and NDC’s were flat, with a 3% decline in segment volumes offset by a 3% increase in the average rate of agency commission. Telecommunication and technology costs increased by $6 million as a result of continued expansion of our operations and investment in technology.

Selling, general and administrative (SG&A)

The selling, general and administrative costs of $94 million and $105 million for the three months ended March 31, 2013 and 2012, respectively, include a net $6 million and $17 million charge, respectively, for items that are adjusted out of Travelport Adjusted EBITDA (the “Adjustments”). Excluding these Adjustments, selling, general and administrative expenses were flat at $88 million for each the three months ended March 31, 2013 and 2012.

The Adjustments of $6 million and $17 million for the three months ended March 31, 2013 and 2012, respectively, represent non-core corporate costs related to strategic transactions and restructurings, equity-based compensation, litigation and related costs and foreign currency gains and losses related to the euro denominated debt and derivatives. The decrease of $11 million is due to $5 million of net foreign currency gains for the three months ended March 31, 2013 compared to $6 million of net foreign currency losses for the three months ended March 31, 2012.

Year ended December 31, 2012 compared to year ended December 31, 2011

Net revenue

($ in millions)

	Year ended
	December 31,		Change
	2011	2012	$	%
Transaction processing	$1,823	$1,834	$11	1
Airline IT solutions	212	168	(44)	(21)

Net revenue	$2,035	$2,002	($33)	(2)

($ in millions)

	Year ended
	December 31,		Change
	2011	2012	$	%
Americas	$719	$691	($28)	(4)
Europe	539	553	14	3
APAC	315	327	12	4
MEA	250	263	13	5

Transaction processing revenue	$1,823	$1,834	$11	1

Net revenue decreased by $33 million (2%) as a result of a $11 million (1%) increase in transaction processing revenue and a $44 million (21%) decrease in Airline IT solutions revenue. The increase in transaction processing revenue of $11 million (1%) is as a result of a 3% increase in RevPas (transaction processing revenue divided by the number of available segments) and a 2% decrease in segment volumes. The 2% decrease in segment volumes is primarily due to a 6 million (3%) decline in Americas, attributable to the loss of 6 million segments from the MSA with United Airlines, and a 3% decline in APAC. Airline IT solutions revenue decreased as a result of the loss of the MSA with United Airlines.

Cost of revenue

($ in millions)

	Year ended
	December 31,		Change
	2011	2012	$	%
Commissions	$935	$919	($16)	(2)
Telecommunication and technology costs	276	272	(4)	(1)

Cost of revenue	$1,211	$1,191	($20)	(2)

Cost of revenue decreased by $20 million (2%) as a result of a 2% decrease in commissions paid to travel agencies and NDCs and a 1% decrease in telecommunication and technology costs. The decrease in commission costs is primarily due to a 2% decline in segment volumes partially offset by a 1% increase in the average rate of agency commission. The decrease in telecommunication and technology costs is due to effective cost management.

Selling, general and administrative (SG&A)

SG&A costs increased by $49 million (12%) for the year ended December 31, 2012, is primarily due to (i) a $16 million increase in unrealized losses on foreign currency contracts and euro-denominated debt, (ii) a $11 million of unfavorable foreign exchange fluctuations, (iii) an $11 million increase in litigation and related costs, and (iv) a $5 million increase in wages and benefits including an increase in pension expense.

Year ended December 31, 2011 compared to year ended December 31, 2010

Net revenue

($ in millions)

	Year ended
	December 31,		Change
	2010	2011	$	%
Transaction processing	$1,797	$1,823	$26	1
Airline IT solutions	199	212	13	7

Net revenue	$1,996	$2,035	$39	2

($ in millions)

	Year ended
	December 31,		Change
	2010	2011	$	%
Americas	$717	$719	$2	—
Europe	523	539	16	3
APAC	300	315	15	5
MEA	257	250	(7)	(3)

Transaction processing revenue	$1,797	$1,823	$26	1

Net revenue increased by $39 million (2%) as a result of a $26 million (1%) increase in transaction processing revenue and a $13 million (7%) increase in Airline IT solutions revenue. The increase in transaction processing revenue of $26 million (1%) was a result of a 2% increase in segment volumes with Rev Pas remaining flat. The 2% increase in segment is due to a 2% increase in the Americas, a 2% increase in APAC, a 1% in Europe, offset by a 1% decrease in MEA.

The Airline IT Solutions revenue increase is due to the incremental revenues earning due to transitioning of United off the Apollo Reservation System.

Cost of revenue

($ in millions)

	Year ended
	December 31,		Change
	2010	2011	$	%
Commissions	$859	$935	$76	9
Telecommunication and technology costs	260	276	16	6

Cost of revenue	$1,119	$1,211	$92	8

Cost of revenue increased by $92 million (8%) as a result of a $76 million (9%) increase in commissions paid to travel agencies and NDCs and a $16 million (6%) increase in telecommunication and technology costs. The increase in commission costs is primarily due to a 2% increase in segment volumes and a 6% increase in the average rate of agency commissions.

Selling, general and administrative (SG&A)

SG&A costs decreased by $24 million (6%) for the year ended December 31, 2011 due to a reduction in corporate transactions costs of $21 million, primarily due to costs incurred during 2010 related to a proposed offering of securities. SG&A costs for 2011 include approximately $30 million of incremental salaries and wages, primarily due to the re-introduction of the employee incentive plan, however, these costs were offset by the favorable impact of effective cost management and the realized impact of foreign exchange derivative instruments.

8.	Incorporation by reference; Where you can find additional information

8.	Incorporation by reference; Where you can find additional information

Travelport files reports and other information with the SEC as required by the Exchange Act. We “incorporate by reference” certain documents Travelport files, and that Travelport has filed, with the SEC into this Confidential Information Memorandum, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Confidential Information Memorandum, and any information contained in this Confidential Information Memorandum or in any document incorporated or deemed to be incorporated by reference in this Confidential Information Memorandum will be deemed to have been modified or superseded to the extent that a statement contained in this Confidential Information Memorandum, or in any other document Travelport subsequently files with the SEC that also is incorporated or deemed to be incorporated by reference in this Confidential Information Memorandum. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Confidential Information Memorandum. We incorporate by reference the documents listed below and any future filings made by Travelport with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Confidential Information Memorandum and the closing of the transactions described in this Confidential Information Memorandum; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to and not “filed” with the SEC:

•	Travelport’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 12, 2013;

•	Travelport’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 9, 2013

•	Travelport’s Current Reports on Form 8-K filed with the SEC on January 25, 2013, February 5, 2013, February 21, 2013, March 11, 2013, April 17, 2013, May 1, 2013 and May 24, 2013; and

•

All documents and reports subsequently filed by Travelport with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information the Issuer furnishes, rather than files, with the SEC pursuant to certain items of Form 8-K) after the date hereof and prior to the closing of the transactions described in this Confidential Information Memorandum

9.	Appendix

9.	Appendix

A.	Summary legal structure

Legal structure

(1)	Approximately 22% held by Travelport Intermediate Limited, approximately 26% held by Angelo, Gordon Funds, approximately 20% held by Q Investments Funds, approximately 31% held by 3rd parties, and 0.3% held by management (with 10% reserved for issuance to management).
(2)	Parent Guarantor of OpCo Debt.
(3)	Intermediate Parent Guarantor of OpCo Debt.
(4)	OpCo Borrower / Notes Issuer.

B.	Net loss from continuing operations to New Adjusted EBITDA reconciliation

($ in millions)

				LTM
	2010	2011	2012	3/ 31/ 13
Net loss from continuing operations	($71)	($134)	($243)	($241)
Equity in earnings of investment in Orbitz Worldwide	28	18	74	69
Provision for income taxes	47	29	23	26
Depreciation and amortization	210	227	227	222
Interest expense, net	272	287	290	293

EBITDA	$486	$427	$371	$369
Adjustments:
Corporate costs(1)	36	15	19	17
Restructuring charges(2)	11	4	—	—
Equity-based compensation	5	5	2	—
Litigation and related costs(3)	—	50	53	57
Gain on extinguishment of debt	(2)	—	(6)	(6)
Other(4)	9	6	16	5

Adjusted EBITDA	$545	$507	$455	$442
Amortization of customer loyalty payments	63	64	58	56

New Adjusted EBITDA	$608	$571	$513	$498

Note:	2010 and 2011 exclude the results of the GTA business, which was sold on May 5, 2011.
(1)	Corporate costs represent costs related to strategic transactions (including the proposed offering of securities in 2010), internal re-organization and other costs related to non-core business.
(2)	Restructuring charges represent the costs incurred to enhance our organizational efficiency and to consolidate and rationalize existing processes.
(3)	Litigation and related costs predominately relates to the American Airlines and bondholder litigation costs incurred in 2012, and NDC arbitration costs incurred in 2011. Both the American Airlines and bondholder ligation were settled in April 2013.
(4)	Other primarily includes (i) $7 million of write-off and impairment of non-current assets for the year ended December 31, 2011, (ii) unrealized (gains) losses on foreign currency derivatives contracts and euro-denominated debt (totaling $16 million, $(1) million, and $3 million for the three months ended March 31,2013 and for the years ended December 31, 2012, 2011 and 2010, respectively). Includes unrealized losses on foreign exchange derivatives and revaluation of euro denominated debt of $(5) million the three months ended March 31, 2013.

C.	Sale of GTA (May 2011)

On May 5, 2011, Travelport completed the sale of its Gullivers Travel Associates business comprising of the legal entities of Columbus Technology Developments Limited and GTA Holdco Limited and its wholly owned subsidiaries, together with the business of GTA Americas LLC and OctopusTravel.com (USA) Limited (collectively these entities are referred to as the “GTA Business”) to Kuoni Travel Holding Limited (“Kuoni”) for gross cash consideration of $720 million, subject to certain closing adjustments based on minimum cash and working capital targets. After deducting transaction costs from the cash proceeds received from the sale of its GTA Business, the Company repaid $655 million of indebtedness outstanding under its senior secured credit agreement.

For the fiscal year ended December 31, 2010, the GTA Business generated $294 million of revenues and $84 million of Adjusted EBITDA.

D.	Orbitz Worldwide

The Company accounts for its investment of approximately 46% in Orbitz Worldwide under the equity method of accounting and records its share of Orbitz Worldwide’s net income (loss) and other comprehensive income (loss) in its consolidated condensed statement of operations and consolidated condensed statement of comprehensive income, respectively. The Company’s investment in Orbitz Worldwide has been diluted from its investment of approximately 48% to 46% during 2012 as a result of issuance of shares by Orbitz Worldwide under its equity incentive plan.

As of March 31, 2013 and December 31, 2012, the carrying value of the Company’s investment in Orbitz Worldwide was $7 million and nil, respectively. The fair market value of the Company’s investment in Orbitz Worldwide as of March 31, 2013 was approximately $279 million.

E.	United Airlines IT hosting contract

Following the merger of United Airlines with Continental Airlines in 2010, the Company received notice from United Airlines, terminating its agreement for the Apollo reservation system operated by Travelport on their behalf. The integration of United-Continental systems was completed in early March 2012 and Travelport no longer service United’s reservation system.

The loss of the Master Service Agreement with United Airlines contributed approximately $25 million and $19 million decline in net revenue and EBITDA, respectively, for the three months ended March 31, 2013 and approximately $69 million and $50 million to the decline in net revenue and EBITDA, respectively, for the year ended December 31, 2012.

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